Exhibit 10.1

DATED 22nd October 2009

EDWARD D. JONES & CO, L.P.

and

TOWRY LAW FINANCE COMPANY LIMITED

__________________________________

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

shares in Edward Jones Limited

__________________________________

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(DAW/NNK)

TP092680086

CONTENTS

Page

1.	Interpretation	1

2.	Sale and purchase	15

3.	Conditions	15

4.	Conduct of business before Completion	16

5.	Consideration	17

6.	Completion	17

7.	Locked Box	18

8.	Adjusted Net Assets	19

9.	Seller’s warranties and undertakings	21

10.	Purchaser’s warranties and undertakings	22

11.	Purchaser’s remedies and Seller’s limitations on liability	23

12.	Restrictions on Seller’s business activities	24

13.	Intellectual Property and Business Information	25

14.	Indemnities	26

15.	Property	27

16.	Transitional Arrangements	28

17.	Release of Seller Guarantees	29

18.	Access	29

19.	Ex gratia payments; Retention bonuses	29

20.	Effect of Completion	30

21.	Remedies and waivers	30

22.	Assignment	30

23.	Further assurance	31

24.	Entire Agreement	31

25.	Notices	31

26.	Announcements	32

27.	Confidentiality	33

28.	Costs and expenses	34

29.	Counterparts	35

30.	Invalidity	35

31.	Contracts (Rights of Third Parties) Act 1999	35

32.	Choice of governing law	35

33.	Jurisdiction	35

SCHEDULES

ATTACHMENTS

Schedule 1 (Completion arrangements)	37

Schedule 2 (Warranties)	40

Schedule 3 (Limitations on the Seller’s liability)	55

Schedule 4 (Conduct of business before Completion)	62

Schedule 5	64

Schedule 6 (Pre sale losses)	65

Schedule 7 (Completion Statement)	72

Attachment 1 (Basic information about the Company)	75

Attachment 2 (Basic information about the Subsidiaries)	77

Attachment 3 (Adjusted Net Asset Calculation)	79

Attachment 4 (Target Employees)	80

Attachment 5 (Solicitors’ Letter)	81

AGREED FORM DOCUMENTS

Tax Covenant

Power of attorney in connection with transfers of Shares

Transitional Services Agreement

Execution Version

THIS AGREEMENT is made 22nd October 2009

BETWEEN:

1.	EDWARD D. JONES & CO., L.P. whose registered office is at 12555 Manchester Road, St. Louis, Missouri 63131, United States, (a Missouri registered limited partnership) (the “Seller”);

AND

2.	TOWRY LAW FINANCE COMPANY LIMITED whose registered office is at Towry Law House, Western Road, Bracknell, RG12 1TL, United Kingdom (registered in England No. 05721344) (the “Purchaser”);

WHEREAS:

(A)	Particulars of each member of the Group (as defined in this Agreement) are set out in Attachment 1 (Basic information about the Company) and Attachment 2 (Basic information about the Subsidiary).
(B)	The Seller has agreed to sell and the Purchaser has agreed to purchase and pay for the Shares (as defined in this Agreement) in each case on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation
1.1	In this Agreement, the Schedules and the Attachments to it:
“Accounts”

means the audited financial statements of the Company, prepared in accordance with the Companies Acts (which were in force and applicable to the Company in respect of such accounting reference period), for the accounting reference period ended on the Accounts Date comprising in each case, the Directors’ report, the Independent Auditors’ report, the balance sheet, the profit and loss account and the notes to the accounts, a copy of which is annexed to the Disclosure Letter;

“Accounts Date”	means 31 December 2008;
“Adjusted Net Assets”

means the total assets of the Company as at Completion calculated in accordance with the accounting principles and practices used in preparing Attachment 3 (Adjusted Net Assets Calculation) and in accordance with the applicable law and accounting principles and practices generally accepted in the

United Kingdom, subject to the following changes:

(i)          the deduction of tangible fixed assets (i.e. property, improvements and equipment);

(ii)          the deductions of the Total Liabilities (i.e. Short Term Bank Loans, Long Term Debts, Payables to Customers, Bankers, Dealers and Others and Depositors, Accounts Payable and Accrued Expenses, Accrued Sales, Commissions and Variable Compensation);

and by way of illustration, Attachment 3 (Adjusted Net Assets Calculation) shows the Adjusted Net Asset calculation as at 25 September 2009 based on the Management Accounts as at that date;

“Assignments”

means (i) the confirmatory assignment between the Company and the Seller executed on or about the date hereof but before the entering into of this Agreement effecting an assignment by the Company to the Seller of all such right, title and interest (including goodwill) as the Company may have had in any of the Trade Name and the Retained IP and (ii) the agreement relating to Information Technology and Retained IT between the Company and the Seller executed on or about the date hereof but before the entering into of this Agreement;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in London, England and St. Louis, Missouri;
“Business Information”

means all information (in whatever form held) including (without limitation) all:

(i)          formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii)          customer lists, sales, marketing and promotional information;

(iii)         business plans;

(iv)        technical or other expertise; and

(v)          computer software and all accounting and tax records, correspondence, orders and enquiries;

which relates exclusively or predominantly to a member of the Group and the business effected by the Group at Completion, excluding any rights in any Retained Information. For purposes of clarity, in the event information that is otherwise Business Information is derived from similar information that is Retained Information, such Business Information shall not include rights in the underlying Retained Information, which shall remain the sole and exclusive property of the Retained Group but the derived information shall constitute Business Information. For the avoidance of doubt, in the event the parties are in dispute or otherwise disagree as to whether information is Business Information, Shared Information or Retained Information, the information shall be presumed to be Shared Information and shall be treated as such hereunder pending resolution of any such dispute or disagreement;

“Capital Commitment”	means any capital expenditure by a member of the Group;
“Claim Period”	means the period from (and including) the Completion Date to (but excluding) the third anniversary of the Completion Date;
“Companies Acts”	means the Companies Act 2006, the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;
“Company”	means Edward Jones Limited, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Company);
“Completion”	means completion of the sale and purchase of the Shares under this Agreement;
“Completion Date”

means a date as soon as reasonably practicable after the Condition is satisfied as mutually agreed by the Purchaser and the Seller but in no event later than 7 calendar days after the date on which the Condition is satisfied unless otherwise mutually agreed by the Purchaser and the Seller;

“Completion Statement”	means the completion statement described in Schedule 7 (Completion Statement);
“Condition”	means the condition set out in clause 3;
“Confidential Business Information”	means any Business Information which is confidential or not generally known;

“Confidential Retained Information”	means any Retained Information, which is confidential or not generally known;
“Confidential Shared Information”	means any Shared Information, which is confidential or not generally known;
“Confidentiality Agreement”	means a confidentiality agreement entered into between the Seller and the Towry Law Financial Services Limited and its affiliates (including, without limitation, the Purchaser) on 25 August 2009;
“CTA 2009”	means the Corporation Tax Act 2009;
“Disclosure Letter”

means the letter dated on the same date as this Agreement written by the Seller to the Purchaser for the purposes of sub-clause 11.1 (Purchaser’s remedies and Seller’s limitations on liability) including the Due Diligence Documents and delivered to the Purchaser’s Solicitors before the execution of this Agreement;

“Draft Completion Statement”	has the meaning ascribed to that term in paragraph 1.1 of Schedule 7 (Completion Statement)
“Due Diligence Documents”	means the Information Memorandum andthe documents listed in the Index of Disclosure Documents copies of which are contained in the electronic files accompanying the Disclosure Letter;
“Estimated Adjusted Net Assets”	means a good faith estimate of the Company’s Adjusted Net Assets as at Completion to be provided by the Seller to the Purchaser pursuant to clause 8.5;
“FSA”	means the UK Financial Services Authority or any successor thereto;
“FSMA”	means the Financial Services and Markets Act 2000;
“FSA Change of Control Applications”

means the formal written application(s) to acquire control of the Company in accordance with Part XII of FSMA which are to be submitted to the FSA pursuant to clause 3.2, by each member of the Purchaser’s Group and other persons that will be a controller of the Company immediately following Completion (where for the purposes of this definition, “control” and “controller” have the same meanings as ascribed to those terms in Part XII of FSMA);

“Group”	means the Company and the Subsidiary;

“Head Office Lease”

means a lease of the 1st, 2nd and 3rd floors, 11 Westferry Circus, Canary Wharf, London, E14 4HH dated 11 August 1999 made between Deutsche Immobilien Fonds Atkiengesellschaft (1) the Company (2) and The Jones Financial Companies, L.L.L.P. (3);

“HMRC”	means Her Majesty’s Revenue & Customs;
“ICTA 1988”	means the Income and Corporation Taxes Act 1988;
“Indemnities”	means the Mis-Selling Indemnity and the indemnities given by the Seller to the Purchaser pursuant to clause 7.3 (locked-box), clause 14.2 (indemnities) and clause 15 (properties);
“Indemnity Claims”	means a claim under any of the Indemnities;
“Independent Financial Services”

means:

(i)          the provision of advice on subscribing for or buying, holding, selling of or otherwise dealing in; and/or

(ii)         arranging, effecting or executing subscriptions, purchases, sales and other dealings in; and/or

(iii)         the management of investments in,

any of the following:

(A)      authorised unit trust schemes;

(B)       collective investment schemes generally;

(C)      investment trusts and funds;

(D)      pension products;

(E)         life assurance, critical illness and/or disability products;

(F)       individual savings accounts;

(G)      shares; and/or

(H)      fixed income or other securities.

“Index of Disclosure Documents”	means the index of Due Diligence Documents constituting the Appendix to the Disclosure Letter;

“Information Memorandum”

means a document (together with its various addendums) dated September 2009 and sent to the Purchaser by the Seller’s financial advisor containing certain business and financial information in relation to the Group;

“Information Technology”	means computer hardware, software and networks;
“Instalment Payments Regulations”	means The Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No. 3175);
“Intellectual Property”

means patents, trade marks, rights in designs, copyrights and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Interim Amount”	has the meaning given to that term in clause 8.2 (Adjusted Net Assets);
“Last Accounting Date”	means 31 December 2008;
“Longstop Date”	means 28 February 2010, or such later date as the parties may agree;
“Loss”	means any loss, liability, damages, payment, cost or expense in any jurisdiction (including reasonable legal fees and disbursements), together with any applicable VAT;
“Management Accounts”	means the management accounts of the Company for each month from the Last Accounting Date to 25 September 2009;
“Mis-Selling Claim, Complaint or Investigation”	means any claim, complaint, compensation, proceedings or investigation (including any Regulatory Investigation) which arises out of or in relation to a Pre-Completion Transaction;
“Mis-Selling Indemnity”	means the indemnity given by the Seller to the Purchaser pursuant to clause 14.1 (Indemnities);
“Mis-Selling Liabilities”

means any Losses suffered or incurred by any of the members of the Group or the Purchaser’s Group (whether actual or contingent, present or future, known or unknown) which arise out of or in relation to a Pre-Completion Transaction;

“Permitted Leakage”	means the following permitted payments, transfers and

accruals:

(i)          payments made in the ordinary course of business;

(ii)         any payment under £25,000;

(iii)         any payments made pursuant to the terms of an Outsourcing Agreement dated 1 November 2007 made between the Company and the Seller;

(iv)        any payments made pursuant to the terms of an International Transfer Pricing Agreement made between the Company and the Seller and dated 1 July 2008;

(vi)       any payments or transfers made pursuant to the terms of the Assignments;

(vii)       any capital returned in cash by the Company to the Seller (provided that the Company shall at all times retain sufficient capital to comply with its regulatory capital requirements prior to Completion);

(viii)       any payments required to repay inter-group debt owed by the Company to any member of the Retained Group which arise from payments made on behalf of the Company by the Seller in the ordinary course of business (which at 25 September 2009 did not exceed £940,758.76, provided that such amount shall not constitute a cap on such payments);

(ix)        any fees payable by the Company in connection with the transaction;

(x)         management fees to the Retained Group for salaries, cost of living adjustment, housing and tax equalization payments for General Partners of The Jones Financial Companies, L.L.L.P. resident in the U.K., in amounts consistent with those previously paid in calendar year 2009;

(xi)        amounts accrued in the ordinary course of business for employee cash bonuses for Group employees up to Completion, which amounts may be paid in cash prior to Completion, or, at Seller’s direction in accordance with clause 10.4, following Completion in the amounts so accrued;

(xii)                      amounts accrued in the ordinary course of business for financial advisor travel incentives and financial advisor bonuses related to the financial advisor milestone bonus program for Group employees up to Completion, which amounts may be paid in cash prior to Completion, or, at Seller’s direction in accordance with clause 10.4, following Completion in the amounts so accrued;

(xiii)         amounts accrued in the ordinary course of business under the Seller’s profit sharing plan allocable to Group employees, which amounts may be paid in cash prior to Completion, or, at Seller’s direction in accordance with clause 10.4, following Completion in the amounts so accrued, provided that in this definition, the terms “payments” and “fees” shall mean respectively cash payments and cash fees;

“Pre-Completion Transaction”

means the sale, prior to Completion, by the Company of any financial products, investments or instruments or any advice, recommendation or service provided by the Company to or for the benefit of any person, prior to Completion, in relation to any financial products, investments, securities or instruments provided that if any advice or recommendation is given prior to Completion that results in a sale of a financial product, investment or instrument after Completion, then that advice or recommendation shall not constitute a Pre-Completion Transaction;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual;
“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;
“Purchaser’s Group”	means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time;
“Purchaser’s Solicitors”	means Slaughter and May, of One Bunhill Row, London EC1Y 8YY;

“Regulatory Investigation”

means any investigation or review of any Pre-Completion Transaction entered into by the Company that the Company (or any third party appointed by it) is required to carry out by applicable law or regulation or by any governmental or regulatory body (including the FSA) or ombudsman or that is carried out by any governmental or regulatory body (including the FSA) or ombudsman;

“Relevant Property”

means the Property or Properties:

(i)           owned, used or occupied by any member of the Group;

(ii)          in which any member of the Group has any right or interest; or

(iii)         in which any member of the Group has any actual or contingent liability whether arising as original tenant, assigns, guarantor or otherwise;

“Retained Group”

means, subject to clause 7.2, the Seller, its subsidiaries and subsidiary undertakings from time to time, The Jones Financial Companies, L.L.L.P., any parent undertaking of the Seller and all other subsidiaries or subsidiary undertakings of The Jones Financial Companies, L.L.L.P. or any such parent undertaking (except members of the Group);

“Retained Information”

means all information (in whatever form held) including (without limitation) all:

(i)           formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii)          customer lists, sales, marketing and promotional information;

(iii)         business plans;

(iv)         technical or other expertise; and

(v)          computer software and all accounting and tax records, correspondence, orders and enquiries;

which relates exclusively to the Seller and the Retained Group and the business effected by the Seller and the Retained Group) prior to Completion. For the avoidance of doubt in the event the parties are in dispute or otherwise disagree as to whether any information is Retained Information or Shared Information, the information shall be presumed to be Shared Information and shall be treated as such hereunder pending resolution of any such dispute or disagreement;

“Retained IP”

means all Intellectual Property existing in (a) the Trade Name; and (b) manuals, instructions, the format and design of customer notifications or marketing materials used by the Group prior to Completion which were created by any of the Retained Group or were used to a material extent by any of the Retained Group prior to Completion;

“Retained IT”	means computer hardware, software and networks used by a member of the Group prior to Completion and owned and controlled by a member of the Retained Group;
“Seller Guarantee”

means any guarantee, surety, security or indemnity or other contingent obligation of a member of the Group in relation to or arising out of any obligations or limitations of any member of the Retained Group;

“Seller’s Solicitors”	means Bryan Cave of 88 Wood Street, London EC2V 7AJ;
“Senior Employees”	means those persons described in clause 17.1 of Schedule 2;
“Service Document”	means a claim form, application notice, order, judgment or

other document relating to any Proceedings.
“Shared Information”

means all information (in whatever form held) including (without limitation) all:

(i)           formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii)          customer lists, sales, marketing and promotional information;

(iii)         business plans;

(iv)         technical or other expertise; and

(v)          computer software and all accounting and tax records, correspondence, orders and enquiries;

which relates (but not exclusively or predominantly) to the business of a member of the Group whether in the ownership of the Group or the Retained Group at Completion. For purposes of clarity, in the event information that is Shared Information is derived from similar information that is Retained Information or Business Information such Shared Information shall not include rights in the underlying Retained Information or Business Information, which shall remain the sole and exclusive property of the Retained Group or the Company as applicable but the derived information shall constitute Shared Information. For the avoidance of doubt in the event the parties are in dispute or disagreement as whether any information is Shared Information, Business Information or Retained Information, the information shall be presumed to be Shared Information and shall be treated as such hereunder pending resolution of any such dispute or disagreement.

“Shares”	means all the issued shares in the capital of the Company;
“Share Purchase Documents”	means this Agreement, the Tax Covenant, the Transitional Services Agreement, Disclosure Letter and any other agreements entered into pursuant to this Agreement;
“Solicitors’ Letter”	means the letter of solicitors for the Purchaser in a form to be agreed by the parties and containing the elements set out in Attachment 5;
“Subsidiary”	means Edward Jones Nominees Limited, basic information concerning which is set out in Part B of Attachment 1 (Basic information about the Subsidiary);
“Target Employees”	means those persons set forth on Attachment 4;
“Tax”	has the meaning given to that expression in the Tax Covenant;
“Tax Authority”	has the meaning given to that expression in the Tax Covenant;
“Tax Covenant”	means the tax covenant in the agreed form;
“Tax Warranties”	means the Warranties set out in paragraphs 19 to 35 of Schedule 2 and “Tax Warranty” shall be construed accordingly;
“TCGA 1992”	means the Taxation of Chargeable Gains Act 1992;
“Title Warranties”	means the warranties set out in paragraph 1 of Schedule 2 (Warranties) and “Title Warranty” shall be construed accordingly;
“Trade Name”	the trade name ‘Edward Jones’ and all logos, stylised versions and colourable imitations thereof;
“Transitional Services Agreement”

means a transitional services agreement to be entered into between the Purchaser and the Seller in the agreed form (save for changes to the Schedules of that agreement agreed between the parties prior to Completion);

“VAT”

means value added tax as provided for in Directive 2006/112/EC and charged in accordance with the provisions of VATA 1994 and any other Tax of a similar nature which is introduced in substitution for or in addition to such Tax;

“VATA 1994”	means the Value Added Tax Act 1994;
“Warranties”	means the warranties set out in Schedule 2 (Warranties) given by the Seller and “Warranty” shall be construed accordingly;
“Warranty Claim”	means a claim for breach of any of the Warranties;
“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:
(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules and Attachments to, this Agreement;
(B)

a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of the Seller under this Agreement;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;
(D)

references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	use of any genders includes the other genders;
(F)

the expressions “accounting reference date”, “accounting reference period”, “allotment”, “debentures”, “holding company”, “paid up”, “profit and loss account”, “subsidiary”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in the Companies Acts, the expression “current assets” shall have the meaning given in the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008 No. 410) and the definition of “body corporate” shall have the meaning given in section 1173 Companies Act 2006;

(G)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 ICTA 1988;
(H)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(I)	references to times of the day are to London time;
(J)	headings to clauses, Schedules and Attachments are for convenience only and do not affect the interpretation of this Agreement;

(K)	the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;
(L)	references to the knowledge, belief or awareness of the Seller (or similar phrases) shall be limited to the actual knowledge of Timothy Kirley having made reasonable enquiries;
(M)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

(N)	references to any document in the “agreed form” means the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification by the Purchaser and the Seller;
(O)

any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(A)	any Tax required to be deducted or withheld from the Payment;
(B)	the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment’s being subject to Tax in the hands of the recipient of the Payment; and
(C)

the amount and timing of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment;

(which amount and timing is to be determined by the auditors of the recipient at the shared expense of both parties and is to be certified as such to the party making the Payment), the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred; provided that if payment under any indemnity or covenant to pay cannot or does not fall to be treated for tax purpose as an adjustment to (and reduction in the amount of) the consideration paid by the Purchaser for the Shares but does not because the payments in clause 8 (Adjusted Net Assets) do not fall to be treated as such consideration, the relevant indemnity or covenant to pay will (to that extent) not be given on an after-Tax basis;

(P)

references to "costs" and/or "expenses" incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax.

2.	Sale and purchase
2.1

The Seller shall sell, with full title guarantee and the Purchaser shall purchase the Shares free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion.

2.2

The Seller waives all rights of pre-emption over any of the Shares conferred upon it by the articles of association of the Company or in any other way and undertakes to take all reasonable steps necessary to ensure that any rights of pre-emption over any of the Shares are waived at the cost and expense of the Purchaser.

3.	Conditions
3.1	Completion is conditional on the following Condition being satisfied in accordance with this Agreement.

Following the submission to the FSA of the FSA Change of Control Applications, either:

(A)

the FSA having notified the Purchaser in writing before the expiration of the assessment period (as defined in section 189 of FSMA) that it approves the acquisition by the Purchaser (and the other proposed controllers) of control of the Company pursuant to this Agreement; or

(B)

the assessment period referred to in clause (A) having elapsed without the FSA having served a written notice of objection on any of the Purchaser or any other proposed controllers or informing any of the Purchaser or any other proposed controllers that the FSA Change of Control Applications is incomplete, where, for the purposes of this clause, “control” has the same meaning as ascribed to it in Part XII of FSMA.

3.2

As soon as reasonably practicable following the execution of this Agreement the Purchaser shall submit the FSA Change of Control Applications to the FSA (and shall provide copies of all such applications to the Seller).

3.3

The Seller and the Purchaser shall use their respective best efforts to achieve (to the extent that they are able) satisfaction of the Condition (and, without limitation to the generality of the foregoing, the Seller shall give the Purchaser such assistance as the Purchaser shall reasonably require (and the Seller is able to provide) to achieve satisfaction of the Condition), as soon as reasonably possible after the date of this Agreement and in any event not later than 5pm on the Longstop Date. The Purchaser shall notify the Seller promptly and in any event, within 1 Business Day after receiving notice of the satisfaction of the Condition and shall provide the Seller with regular updates (at intervals of not less than once per week) on the progress of such application pending satisfaction of the Condition.

3.4

If, at any time, the Purchaser or the Seller becomes aware of a fact or circumstance that is likely to prevent the Condition being satisfied, it shall as soon as reasonably practicable inform the other party of the matter.

3.5

The Purchaser shall, to the extent reasonably practicable and permitted by the FSA, give the Seller reasonable advance notice of all meetings and any other formal communication that the Purchaser conducts with the FSA in connection with the FSA Change of Control Applications and will invite the Seller to participate in such meetings and communications. Until the earlier of satisfaction of the Condition or termination of this Agreement, the Purchaser will as soon as reasonably practicable (and to the extent permitted by the FSA) provide to the Seller copies of all relevant documents, information and correspondence received from the FSA from time to time, provided that the Purchaser shall be able to redact any information within such communication to the extent that it represents information which is (i) commercially confidential to the Purchaser or any other member of the Purchaser’s Group or (ii) is confidential and pertains to plans or proposals which the Purchaser or any other member of the Purchaser’s Group has in relation to the Group or (iii) is confidential and relates to the ownership, control or management of the Group.

3.6

The Seller shall, to the extent reasonably practicable and permitted by the FSA, give the Purchaser reasonable advance notice of all meetings and any other communication that the Seller or a member of the Group conducts with the FSA in connection with the FSA Change of Control Applications and (if permitted by the FSA) will invite the Purchaser to participate in such meetings and communications. Until the earlier of satisfaction of the Condition or termination of this Agreement, the Seller will as soon as reasonably practicable (and to the extent permitted by the FSA) provide to the Purchaser copies of all relevant documents, information and correspondence received from the FSA by the Seller or a member of the Group from time to time provided that the Seller shall be able to redact any information within such communication to the extent that it represents information which is commercially confidential to the Seller or any other member of the Retained Group.

3.7

If the Condition has not been satisfied by 5pm on the Longstop Date, either the Seller or the Purchaser shall be able to terminate this Agreement immediately upon the giving of notice in writing to the other.

3.8

If this Agreement terminates in accordance with clause 3.7, all further rights and obligations of the parties to this Agreement shall end (save for the provisions of clauses 26 (Announcements), 27 (Confidentiality) and 28 (Cost and Expenses), but such termination does not affect any of the parties’ accrued rights and liabilities).

4.	Conduct of business before Completion
4.1

Subject to sub-clause 4.2, the Seller shall procure that between the date of this Agreement and Completion the Group shall carry on business in the normal and ordinary course and not do anything not in the normal and ordinary course, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) and, in particular (but without prejudice to the generality of the foregoing), that no member of the Group shall do any of the acts or matters listed in Schedule 4 (Conduct of business before Completion) without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

4.2	Sub-clause 4.1 shall not operate so as to restrict or prevent:
(A)

Completion or the performance of any obligations undertaken or assertion of rights pursuant to any contract or arrangement entered into by any member of the Group prior to the date of this Agreement; or

(B)	any matter undertaken at the written request of the Purchaser.
4.3

Subject to applicable law and the terms of the Confidentiality Agreement, as from the date of this Agreement, until the sooner of Completion or termination of this Agreement pursuant to the terms hereof, the Purchaser and any persons authorised by it (provided such persons have agreed in writing to comply with the terms of the Confidentiality Agreement) will be given reasonable access during Working Hours on reasonable advance written notice having been given to the premises (provided that such access may be declined if the Seller, acting reasonably, believes it would materially disrupt the business of the Group), to all information (including, without limitation, all Business Information, Shared Information, notices, correspondence, books of account, records and all other documents but excluding any Retained Information) relating to the Group and its business and all directors and senior employees, of each member of the Group and the directors and senior employees of each member of the Group will be instructed as soon as reasonably practicable to give all such information and explanations in connection therewith to the Purchaser or any such persons as the Purchaser may reasonably request.

4.4

If the Seller materially breaches clause 4.1 or Schedule 4 at any time prior to Completion, and, in the case of a breach that is capable of being remedied, the Seller fails to remedy such breach before Completion, the Purchaser may terminate this Agreement by notice in writing to the Seller. If this Agreement terminates in accordance with this clause 4.4, all further rights and obligations of the parties to this Agreement shall end (save for the provisions of clauses 26 (Announcements), 27 (Confidentiality) and 28 (Costs and Expenses), but such termination does not affect any of the parties’ accrued rights and liabilities).

5.	Consideration

The consideration for the sale of the Shares shall be the payment by the Purchaser to the Seller of £1 and other good and valuable consideration on the Completion Date in accordance with Part B (Purchaser’s obligations) of Schedule 1 (Completion arrangements).

6.	Completion
6.1	Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors in London.

6.2	At Completion the Seller shall do those things listed in Part A (Seller’s obligations) of Schedule 1 (Completion arrangements) and the Purchaser shall do those things listed in Part B (Purchaser’s obligations) of Schedule 1 (Completion arrangements).
6.3	Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.
6.4

If the respective obligations of the Seller and/or the Purchaser under sub-clause 6.2 and Schedule 1 (Completion arrangements) are not complied with on the Completion Date the Purchaser or, as the case may be, the Seller may (to the extent that such non-compliance has arisen due to the action or inaction of the other party and not itself):

(A)	defer Completion (so that the provisions of this clause 6 shall apply to Completion as so deferred); or
(B)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or
(C)	terminate this Agreement by notice in writing to the other party.
6.5

If this Agreement is terminated in accordance with sub-clause 6.4 (and without limiting any party’s right to claim damages), all obligations of the Seller and the Purchaser under this Agreement shall end (except for the provisions of clauses 26 (Announcements) 27 (Confidentiality) and 28 (Costs and Expenses) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

6.6

Payment by or on behalf of the Purchaser of the amount payable under clause 5 (Consideration) in accordance with paragraph 1(A) of Part B (Purchaser’s obligations) of Schedule 1 (Completion arrangements), shall discharge the obligations of the Purchaser under clause 2 (Sale and purchase).

6.7	The parties agree that the provisions of Schedule 6 shall apply.
7.	Locked Box
7.1	The Seller undertakes that from and including 25 September 2009 and until Completion, other than Permitted Leakage:
(A)

no member of the Group has declared, authorised, paid or made (whether actual or deemed) to any member of the Retained Group any dividend, distribution or other return of capital (whether by reduction of capital or purchase of shares) or will do any of those things;

(B)

no member of the Group has transferred or surrendered any asset to, or assumed, indemnified or incurred any liability (including, without limitation, any indebtedness, expenses or costs) for the benefit of, any member of the Retained Group or will do any of those things;

(C)	no member of the Group has waived or released in favour of member of the Retained Group, nor has any member of the Retained Group failed to pay when due, any sum or obligation due by any such member of the Retained Group to any member of the Group or will do any of those things;
(D)

no payment, management charge or fee of any nature has been or will be levied by, or for the benefit of, any member of the Retained Group against any member of the Group and there has been no payment of any nature including, without limitation, any payment of any management, service or similar fee or compensation or loan by a member of the Group to, or for the benefit of, any member of the Retained Group;

(E)

no member of the Group has entered into, and will not enter into, any agreement or arrangement with any member of the Retained Group and has not amended and will not amend an agreement with any member of the Retained Group in such a way as to increase the cost to that member of the Group;

(F)	no member of the Group has incurred or paid, nor will they incur or pay any amount to any person whether as fees, bonus or otherwise in connection with any sale and purchase of the Shares;
(G)

none of the matters referred to in clauses (A) to (F) has taken place where the person directly benefiting is not a member of the Retained Group but as a consequence of a direct or indirect agreement or arrangement between such person and any member of the Retained Group obtains a benefit;

(H)	no group company has made or entered into any agreement or arrangement to give effect to any of the matters referred to in sub-clauses (A) to (G) above, (together, the “No Leakage Undertakings”).
7.2

For the purposes of sub-clause 7.1, the “Retained Group” includes any nominee, agent or director of any member of the Retained Group and any person “connected” to a director of any member of the Retained Group within the meaning of section 252 of the 2006 Act.

7.3

If there is a breach of any of the No Leakage Undertakings, the Seller covenants to pay to the Purchaser on demand an amount equal to all Losses the Purchaser and/or any member of the Group incurred as a result of a breach of the No Leakage Undertakings and all payments or distributions made or assets transferred or surrendered or liabilities assumed, indemnified or incurred or sums or obligations waived by any member of the Group in breach of the No Leakage Undertakings. Notwithstanding any other provisions of this Agreement, the provisions of this sub-clause 7.3 shall not be subject to any limitations on the Seller’s liability contained in this Agreement (including, clause 10 (Purchaser’s remedies and Seller’s limitations on liability) and Schedule 3) (Limitations on Seller’s liability).

8.	Adjusted Net Assets
8.1	The parties acknowledge that the intention of this clause 8 is that payments should be made (in accordance with this clause 8) such that the Seller receives an amount equal to the amount by which the Adjusted Net Assets exceed £25,000,000 or pays an amount equal to the amount by which the Adjusted Net Assets is less than £25,000,000.

8.2

The Purchaser shall procure that the Company pays (provided it is able and it would be lawful for it to do so) or (if (a) the Company is unable; or, (b) it would be unlawful ; or (c) in violation of any rule, regulation, policy or procedure of any governmental or regulatory authority for it to do so; or (d) the Purchaser determines that the Purchaser should pay), the Purchaser shall itself pay to the Seller in accordance with clause 8.3 an amount equal to (i) the Estimated Adjusted Net Assets less (ii) £31,000,000, provided that if such amount is negative then no payment shall be due (the “Interim Amount”).

8.3	The Interim Amount shall be paid as follows:
(A)

immediately prior to Completion, the Seller shall procure that the Company transfers to the Seller’s Solicitors’ client account an amount equal to the Interim Amount, to be held to the order of the Company; and

(B)

immediately following Completion, the Purchaser shall procure that the amount referred to in clause 8.3(A) is paid to the Seller, such payment to be effected by the Seller’s Solicitor’s then being deemed to hold such amount on behalf of the Seller.

8.4	The Adjusted Net Assets shall be agreed or determined in accordance with Schedule 7 (Completion Statement) and:
(A)

(i)            if the Adjusted Net Assets is greater than £30,000,000 (the amount by which it is greater being the “Excess Amount”) then within 5 Business Days of the Adjusted Net Assets being so agreed or determined:

(a)

if the Excess Amount is greater than the Interim Amount, the Purchaser shall procure that the Company pays (provided it is able and it would be lawful for it to do so) or (if (a) the Company is unable; or, (b) it would be unlawful ; or (c) in violation of any rule, regulation, policy or procedure of any governmental or regulatory authority for it to do so; or (d) the Purchaser determines that the Purchaser should pay), the Purchaser shall itself pay to the Seller the amount by which the Excess Amount is greater than the Interim Amount;

(b)	if the Excess Amount is equal to the Interim Amount, then no amount shall be payable by the Purchaser or the Company to the Seller or the Seller to the Purchaser pursuant to this Clause 8.4(A);
(c)	if the Excess Amount is less than the Interim Amount, then the Seller shall pay to the Purchaser the amount by which the Excess Amount is less than the Interim Amount; or
(ii)	if the Adjusted Net Assets is less than or equal to £30,000,000 then within 5 Business Days of the Adjusted Net Assets being so agreed or determined the

Seller shall pay to the Purchaser the amount by which the Adjusted Net Assets are less than £30,000,000 plus an amount equal to the Interim Amount; and

(B)

on the first anniversary of Completion, the Purchaser shall procure that the Company pays (provided it is able and it would be lawful for it to do so) or (if (a) the Company is unable; or, (b) it would be unlawful ; or (c) in violation of any rule, regulation, policy or procedure of any governmental or regulatory authority for it to do so; or (d) the Purchaser determines that the Purchaser should pay), the Purchaser shall itself pay £5,000,000 to the Seller.

8.5	The Seller undertakes to provide the Estimated Adjusted Net Assets to the Purchaser not less than 3 Business Days prior to Completion.
8.6	For the avoidance of doubt, the Purchaser will procure that:
(A)

if the Company makes a payment under clause 8.4 or clause 8.5, its Capital Resources (as such term is defined in the glossary to the FSA’s Handbook of Rules and Guidance) immediately following such payment equal or exceed the amount required for the Company by the FSA;

(B)

if the Seller is required to repay any amount paid by the Company pursuant to this clause 8 as a result of the Company becoming insolvent or going into administration or such payment having been unlawful, then the Purchaser will promptly pay to the Seller an amount equal to the amount that it is so required to repay.

9.	Seller’s warranties and undertakings
9.1

Subject to sub-clauses 11.1 and 11.2 (Purchaser’s remedies and Seller’s limitations on liability), the Seller warrants to the Purchaser that each of the Warranties is accurate in all respects at the date of this Agreement and that the Title Warranties will be accurate in all respects and not misleading at the Completion Date as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date on the basis that any reference in the Title Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Completion Date.

9.2

The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties and other provisions of the Share Purchase Documents and acknowledges that none of the Seller, any member of the Retained Group, any member of the Group or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

9.3

Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

9.4	Any amount paid by the Seller in respect of a claim under the Warranties, the Indemnities, the Tax Covenant or otherwise under this Agreement (net of any repayment in respect thereof by the Purchaser in accordance with any of the provisions of this Agreement or the Tax Covenant) shall, so far as possible, be treated as an adjustment to (and reduction in the amount of) all amounts paid as consideration for the Shares.
10.	Purchaser’s warranties and undertakings
10.1	The Purchaser has the requisite power and authority to enter into and perform this Agreement and the other Share Purchase Documents to which it is a party.
10.2

This Agreement has been duly authorised, executed and delivered by the Purchaser, and the obligations of the Purchaser under this Agreement constitute, and the obligations of the Purchaser under the other Share Purchase Documents will, when delivered, constitute the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

10.3	The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the other Share Purchase Documents will not:
(A)	result in a breach of any provision of the memorandum or articles of association, bylaws or any other similar organisational documents of the Purchaser or any member of the Purchaser’s Group;
(B)

result in a breach of, or constitute a default under, any instrument to which the Purchaser or any member of the Purchaser’s Group is a party or by which the Purchaser or any member of the Purchaser’s Group is bound;

(C)

result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser or any member of the Purchaser’s Group is a party or by which the Purchaser or any member of the Purchaser’s Group is bound; or

(D)	save to the extent already obtained, require the consent of the Purchaser’s shareholders or of any other person.
10.4

Except for the filings required to be made with the FSA and the other actions required to be taken under clause 3 of this Agreement, no consent, approval or authorisation of, or notice or filing with, any governmental or regulatory authority is required in connection with the due execution, delivery and performance by the Purchaser or any members of the Purchaser’s Group of the Share Purchase Documents to which any of them is a party, or the consummation of the transactions contemplated by the Share Purchase Documents (including the payment of the amounts due under this Agreement (including the amounts under clause 8 (Adjusted Net Assets) and Schedule 6 (Pre sale losses)).

10.5

The Purchaser acknowledges that the Company has accrued in the Management Accounts, and will continue to accrue until the Completion Date, certain amounts for the benefit of the Company’s employees in respect of the following: (i) for services rendered prior to the

Completion Date under the Seller’s profit-sharing plan, (ii) for employee cash bonuses under the Seller’s existing trimester bonus program (iii) financial advisor bonuses related to the financial advisor milestone bonus program, and (iv) financial advisor travel incentives under the Seller’s existing travel incentive program. The Purchaser shall procure the Company shall make such payments (which have been so accrued) to the Company’s employees when they fall due under the terms of such plans or programs (and that the Company shall have sufficient funds to do so), as instructed by the Seller in writing following the Completion Date. It is agreed that the obligation to make such payments will constitute a liability of the Company when calculating the amount of the Adjusted Net Assets. Without limiting the foregoing, the amount of such accruals was included in the Management Accounts which as at 25 September 2009 did not exceed £1,400,845.91, provided that such amount shall not constitute a cap on such payments.

10.6

Purchaser shall use best efforts to provide the Solicitors’ Letter at Completion. In the event that Purchaser is unable, despite its best efforts, to deliver the Solicitors’ Letter at Completion, Purchaser shall deliver at Completion an indemnity from its ultimate parent holding company, in a form reasonably satisfactory to the Seller, indemnifying Seller and the Retained Group against any and all Losses suffered by Seller and/or any member of the Retained Group arising out of breach of any of the Purchaser’s warranties in this clause 10.

11.	Purchaser’s remedies and Seller’s limitations on liability
11.1

The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if fairly disclosed in the Disclosure Letter. The Purchaser shall not be entitled to claim than any fact, matter or circumstance causes any of the Warranties or the Mis-Selling Indemnity to be breached if it relates to a matter specifically and fully provided for in the Accounts.

11.2

No liability shall attach to the Seller in respect of claims under the Warranties, the Mis-Selling Indemnity or the Tax Covenant, as the case may be, if and to the extent that the limitations set out in Schedule 3 (Limitations on the Seller’s liability) apply.

11.3

If, between the time of this Agreement and Completion, the Purchaser becomes aware of any fact, matter or circumstance that would constitute a material breach of any of the Warranties the Purchaser shall immediately give written notice to the Seller in relation to such fact, matter or circumstance. If the Seller has not rectified such fact, matter or circumstance by the day before the Completion Date then the Purchaser shall be entitled on the Completion Date to terminate this Agreement by notice in writing to the Seller. For the purposes of this clause 11.3 a breach of a Warranty shall be material if a barrister (qualified in English law) of not less than 10 years’ call provides a written opinion to the effect that, were the matter to proceed to a court or arbitration hearing in the UK, the Purchaser would have a reasonable prospect of being awarded a sum of more than £150,000 by way of damages in respect of such breach. Both the Seller and the Purchaser shall be given the opportunity to make written submissions to such barrister.

11.4	If this Agreement is terminated in accordance with sub-clause 11.3, all obligations of the Seller and the Purchaser under this Agreement shall end (except for the provisions of clauses 26

(Announcements), 27 (Confidentiality) and 28 (Costs and Expenses) (but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

11.5

If, following Completion, the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to clause 9 (seller’s warranties and undertakings) or not) that there has been any breach of the Warranties or any other term of this Agreement, the Purchaser shall not be entitled to terminate or rescind this Agreement.

11.6

The Purchaser shall not be entitled to claim that any fact, matter or circumstances causes any of the Warranties to be breached to the extent that such fact, matter or circumstance was both (i) actually known to Andrew Fisher or Paul Wright and (ii) Andrew Fisher or Paul Wright were actually aware that such fact, matter or circumstance constituted a breach of the Warranties.

12.	Restrictions on Seller’s business activities
12.1

Subject to the provisions of clause 12.3, the Seller undertakes to the Purchaser, (the Purchaser acting for itself and as agent and trustee for each other member of the Purchaser’s Group) that it will not, and will procure that each member of the Retained Group will not do any of the following things:

(A)

neither pending nor within three years after the Completion Date, be engaged or directly or indirectly interested in carrying on the business of providing Independent Financial Services in the United Kingdom. This clause shall not prevent the holding of shares in a listed company for investment purposes only that do not confer more than five per cent of the votes which could normally be cast at a general meeting of the company;

(B)

disclose to any other person or (in any way which may be detrimental to the business of any member of the Group as carried on at the Completion Date) use any information relating to any business or activity of any member of the Group for so long as that information remains Confidential Business Information or Confidential Shared Information;

(C)

neither pending nor within three years after Completion, solicit custom of any person to whom by any member of the Group in the course of its business within the United Kingdom provided, supplied or carried out Independent Financial Services during the two years before Completion Date, in respect of the provision, supply or carrying out of Independent Financial Services within the United Kingdom;

(D)

neither pending nor within three years after Completion, solicit or entice away from the employment of any member of the Group any natural person at present an employee of and/or who is engaged as a financial adviser working for any member of the Group (unless such person has left the employment of the Group pursuant to the terms of the transaction contemplated herein or in circumstances that were instigated by the Group or the Purchaser’s Group following Completion; nor

(E)	assist any other person to do any of the foregoing things.

12.2

Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller.

12.3

Notwithstanding the foregoing, nothing in this Agreement shall prevent the Retained Group from providing financial services (where it is lawful for them to do so) in connection with non-UK investments to customers who are non-UK citizens or UK citizens not resident in the UK or who have a dual residency within and outside the UK (including the provision of services to such customers who thereafter re-establish residency in the UK).

13.	Intellectual Property and Business Information
13.1

Save as provided in the Transitional Services Agreement, the Seller shall procure that in so far as the same is not owned and within the exclusive control of the Group as at the date of this Agreement, at Completion all rights, title and interest in the Business Information which is within the control of or owned by a Retained Group member is transferred by the Retained Group to the Purchaser or a company nominated by the Purchaser for a nominal consideration. Further, the Seller shall procure that as at Completion, the Group is in possession of all Business Information. The Seller shall procure that with effect from Completion neither the Seller nor any member of the Retained Group shall have any right, title or interest in or to any Business Information and shall cease all and any use of the same; provided, however, the Seller shall (to the extent that it already has the same) be entitled to retain a copy of all Business Information, and any such Business Information not retained by the Seller shall be made available for inspection (during Working Hours) and copying (at the Seller’s expense) upon advance written notice to the Purchaser. The Seller shall only be entitled to use any such copy of the Business Information for the purposes of dealing with its or any Retained Group member’s Tax accounting affairs or any audit, investigation or regulatory requirement relating to the business and transactions of the Group prior to Completion; any such copies shall be Confidential Business Information of the Purchaser and subject to the terms of clause 27 (Confidentiality).

13.2	The Purchaser acknowledges that neither the Group nor the Purchaser shall have any rights whatsoever in the Retained Information.
13.3

The Seller hereby grants, and shall procure the grant by each member of the Retained Group, (with effect from Completion) to the Purchaser a non-exclusive, perpetual, irrevocable, worldwide, assignable, royalty-free licence (with the right to sub-license) to use the Shared Information as and to the extent required in the conduct of the business of the Group. The Shared Information licensed to the Purchaser pursuant to this clause 13.3 shall be Confidential Shared Information of the Retained Group and subject to the terms of clause 27 (Confidentiality), subject to the right of the Purchaser to use it as it may be required in the conduct of the business of the Group.

13.4

The Purchaser hereby grants, and shall procure the grant by each member of the Group, (with effect from Completion) to the Seller a non-exclusive, perpetual, irrevocable, worldwide, assignable, royalty-free licence (with the right to sub-license) to use the Shared Information as and to the extent required in the conduct of the business of the Retained Group. The Shared Information licensed by the Purchaser to the Seller pursuant to this clause 13.4 shall be Confidential Shared Information of the Group and subject to the terms of clause 27 (Confidentiality), subject to the right of the Seller to use it as it may be required in the conduct of the business of the Retained Group.

13.5

The Seller shall procure that all agreements between any member of the Group and any member of the Retained Group terminate at Completion and the Seller agrees and shall procure that no member of the Group or the Purchaser’s Group shall incur any liability in connection with or as a result of such termination.

13.6

Save only as expressly provided in the Transitional Services Agreement, with effect from Completion, the Group shall cease any and all use of the Trade Name and the Retained IP. The Purchaser shall procure that within 10 Business Days of Completion, the corporate name of each member of the Group is changed (and shall deliver to the Seller a copy (certified by a director or the secretary of the Purchaser to be a true copy) of the relevant certificates issued by the Registrar of Companies reflecting the change of name of the Company and the Subsidiary) to a name that does not include and is not confusingly similar to the Trade Name.

14.	Indemnities
14.1

The Seller covenants with the Purchaser that the Seller will pay to the Purchaser or to such person as the Purchaser may direct an amount calculated on an after-Tax basis equal to the aggregate of all Mis-Selling Liabilities and all Losses incurred or suffered by any member of the Group or the Purchaser’s Group as a result of or in relation to a Mis-Selling Claim, Complaint or Investigation provided that the Seller shall not be liable under this clause 14 with respect to any indemnity claim unless:

(A)

with respect to a Mis-Selling Indemnity Claim made in the Claim Period, the aggregate amount of Mis-Selling Indemnity Claims made in that Claim Period exceeds £300,000 (not including any fees or costs in connection with investigating or pursuing the claim), in which event the Seller shall be liable for the excess above £300,000; and

(B)	the relevant Mis-Selling Indemnity Claim was made prior to the expiration of the Claim Period; and
(C)

the liability of the Seller in respect of such Mis-Selling Indemnity Claim shall absolutely determine (if such Mis-Selling Indemnity Claim has not been previously settled, satisfied or withdrawn) if legal proceedings, arbitration or other regulatory dispute resolution mechanisms in respect of such Mis-Selling Indemnity Claim shall not have commenced within 15 months of the expiration of the Claim Period and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Company.

“Mis-Selling Indemnity Claim” means a claim by the Purchaser for payment pursuant to this clause 14, and for the avoidance of doubt, the Purchaser shall be entitled to make a Mis-Selling Indemnity Claim for payment even though at the time of the Mis-Selling Indemnity Claim: (a) the amount of the Mis-Selling Indemnity Claim is not known or quantifiable, (b) whether the Purchaser’s Group or the Group will suffer or incur any Losses in relation to the relevant claim, matter or liability which gives rise to the Mis-Selling Indemnity Claim or to which the Mis-Selling Indemnity Claim relates is not known, and (c) the relevant claim, matter or liability which gives rise to the Mis-Selling Indemnity Claim or to which the Mis-Selling Indemnity Claim relates is still contingent and a Mis-Selling Indemnity Claim will be treated as having been made when the Purchaser gives notice of such Mis-Selling Indemnity Claim (specified in sufficient detail, to the extent reasonably ascertainable, so the relevant customer and Pre-Completion Transaction or service can be identified), in accordance with clause 25 (Notices). The Purchaser agrees that it will procure that the Group deals with all Mis-Selling Claims, Complaints and Investigations in the ordinary course of its business and on the same basis, using the same or similar resources and prioritising such matter as if it were one of the Purchaser's own claims, complaints or investigations.

14.2

The Seller covenants with the Purchaser that the Seller will pay to the Purchaser or to such person as the Purchaser may require an amount calculated on an after-Tax basis equal to all Losses and Taxes (including any amounts payable with respect to breach of contract, wrongful dismissal, unfair dismissal, redundancy or under or in connection with any breach of any legislation relating to the employment or engagement of personnel) incurred by the Purchaser’s Group or the Group as a result of or in connection with the termination of the employment of the Target Employees prior to Completion.

15.	Property
15.1

The Seller covenants with the Purchaser that the Seller will pay to the Purchaser or to such persons as the Purchaser may direct, an amount, calculated on an after-Tax basis, equal to the aggregate of all rents, service charges, rates, arrears, liabilities, losses, charges, costs, claims or demands incurred or suffered by the Company or the Purchaser in relation to the Head Office Lease (including under any assignment or authorised guarantee agreement) and in complying with any terms and obligations placed upon the Company as a tenant under the Head Office Lease (the “Property Indemnity”).

15.2

Until the Head Office Lease is assigned by the Company to a third party or terminated with the consent of the landlord, the Seller agrees to pay (quarterly in advance and on the usual quarter days or such other day as the Purchaser may notify to the Seller) to the Purchaser or to such persons as the Purchaser may direct, an amount equal to aggregate of all rents, service charges, rates, insurance costs and any other sums due in relation to the Head Office Lease with respect to or during such quarter. The Purchaser will notify the Seller of the amounts payable under this clause 15.2 from time to time. The Purchaser shall (or shall procure that the Company shall) pay such sums in accordance with the Company’s obligations in respect of the Head Office Lease.

15.3	The Purchaser agrees with the Seller to comply with all material terms and conditions of the Head Office Lease in so far as it applies to the use and occupancy by a member of the Group during the three month period referred to in clause 15.4.
15.4

The Purchaser agrees and acknowledges that following 90 days after the Completion Date (or earlier on the date that the Seller has assigned the Head Office Lease in accordance with clause 15.5) Purchaser hereby irrevocably and unconditionally agrees that it shall vacate and shall procure that the Group vacates the premises under the Head Office Lease. Seller shall have the exclusive right to negotiate with the landlord under the Head Office Lease with respect to the termination or assignment thereof or sub-leasing of the premises thereunder, provided that such termination, assignment or sub-leasing may not take place during the three month period referred to in this clause 15.4 and all costs, expenses and payments in relation to such termination, assignment or sub-leasing shall be paid and borne by the Seller. Upon request of the Seller, the Purchaser shall at the Seller’s cost and expense (i) provide such assistance as the Seller may reasonably request in connection with its negotiations with the landlord in relation to the termination or assignment of the Head Office Lease and (ii) procure that the Company assigns the Head Office Lease back to the Seller.

15.5

The Seller shall use its reasonable endeavours to assign the Head Office Lease as soon as practicable but in no event later than 90 days after the Completion Date (the “Target Date”). If the assignment of the Head Office Lease to a third party has not been completed by the Target Date, the Seller shall procure that the Head Office Lease is assigned to the Seller as soon as practicable but in no event later than 90 days after the Target Date.

15.6

The Seller shall use its best endeavours at its own expense to obtain the consent of the landlord of the Head Office Lease to the assignments referred to in clause 15.5 (the “Landlord’s Consent”) and where the landlord lawfully requires the Seller or the Company will enter into an authorised guarantee agreement. The Purchaser shall not be obliged to pay any moneys to the landlord nor to provide any guarantees by the Purchaser’s bankers, directors or any member of the Purchaser’s Group nor to lodge moneys by way of deposit nor provide any other form of security other than a direct covenant by the Company with any landlord relating to the observance and performance of the terms of the relevant lease in such form as the relevant landlord is entitled to require. If the Landlord’s Consent shall not have been obtained by three months following the Target Date the Seller shall at its own expense (but with such assistance as the Seller may reasonably require) make and pursue an application to the Court for a declaration that the Landlord’s Consent is being withheld unreasonably.

16.	Transitional Arrangements
16.1	Each of the parties shall comply with its obligations under the Transitional Services Agreement.
16.2

With effect from the date of this Agreement, the Seller shall use all reasonable endeavours to obtain the Service Permits (as defined in the Transitional Services Agreement) under the terms of clause 7 of that agreement.

17.	Release of Seller Guarantees

The Seller shall use its reasonable endeavours to obtain the release as at, or as soon as practicable after Completion of any Seller Guarantee. Pending such release of the relevant member of the Group the Seller covenants with the Purchaser to pay to the Purchaser an amount equal to any Loss suffered or incurred by the Purchaser or any member of the Group as a result of or by reference to all actions, claims, proceedings, demands, actions, losses, damages, payments, costs and expenses suffered or incurred by any member of the Group under or in respect of any Seller Guarantee.

18.	Access

The Seller shall make available to the Purchaser any books and records of the Retained Group (or, if practicable, the relevant parts of those books and records) which are reasonably required by the Purchaser for the purpose of dealing with its or any Group member’s Tax and accounting affairs or to comply with applicable law or regulation and which are not held by the Purchaser as part of the Business Information or Shared Information; accordingly, the Seller shall, upon being given reasonable notice by the Purchaser and subject to the Purchaser giving such undertaking as to confidentiality as the Seller shall reasonably require, procure that such books and records are made available to the Purchaser for inspection (during Working Hours) and copying (at the Purchaser’s expense) for and only to the extent necessary for such purpose and for a period of three years from Completion.

19.	Ex gratia payments; Retention bonuses

The Seller shall (at is sole discretion) be entitled to (i) make (or pay to the Company who the Purchaser shall then procure makes ex gratia payments to any employees of the Group who are made redundant after the Completion Date or (ii) pay or make provision for retention or “stay” bonuses to certain key employees following Completion. All fees, costs, expenses and payments in relation to any such payments (including income tax and national insurance contributions (whether employee or employer, if applicable relating thereto) shall be paid and borne by the Seller and the Seller covenants with the Purchaser that the Seller will pay to the Purchaser or to such person as the Purchaser may direct an amount calculated on an after-Tax basis equal to all Losses and Taxes suffered or incurred by the Purchaser’s Group or the Group in connection with such payments. For the avoidance of doubt the provisions of this Clause 19 shall not relieve the Group or the Purchaser from (A) any statutory or contractual obligation they may have to make payments to employees of the Group whose employment is terminated, by reason of redundancy or otherwise, following Completion or (B) any fees, costs, expenses and payments in relation to any such payments (including income tax and national insurance contributions (whether employee or employer, if applicable relating thereto) in the event that the Purchaser or the Group at its or their election, determine to make or provide for retention or “stay” bonuses to certain key employees following Completion. The Purchaser further agrees to co-operate with the Seller (if required by the Seller) in making arrangements for any of such payments as may be initiated by the Seller pursuant to this clause to be paid through the Company's payroll, in order to facilitate all appropriate tax and national insurance deductions under the PAYE system to the extent that it is possible and lawful for the Company to make such arrangements.

20.	Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

21.	Remedies and waivers
21.1

Except as provided in Schedule 3 (Limitations on the Seller’s liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or
(B)	operate as a waiver thereof.
21.2

Except as provided in Schedule 3 (Limitations on the Seller’s liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

21.3

Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

22.	Assignment
22.1

The Purchaser may, upon giving notice to the Seller, at any time assign all or any part of the benefit of, or its rights or benefits under, the Share Purchase Documents (together with any causes of action arising in connection with any of them) to:

(A)	any other member of the Purchaser’s Group (or by any such member to or in favour of any other member of the Purchaser’s Group); and/or
(B)	to any bank or financial institution by way of security.

provided that where the Purchaser has assigned or otherwise dealt in any of its rights under this Agreement, the operation of the "after-tax" provision in clause 1 shall in no event require the Seller to make a greater payment than it would have been required to make in the absence of any such assignment or dealing.

22.2

The Seller shall not assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Share Purchase Documents (together with any causes of action arising in connection with any of them).

22.3

The Seller shall not make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Share Purchase Documents.

23.	Further assurance

Insofar as it is able to do so after Completion without unreasonable expense, the Seller shall, on being requested to do so by the Purchaser, do or procure the doing of all such acts and/or execute or procure the execution of such documents as the Purchaser may reasonably consider necessary for vesting the Shares in the Purchaser in accordance with the terms of this Agreement.

24.	Entire Agreement
24.1

The Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares. In entering into the Share Purchase Documents, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in them.

24.2

Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Share Purchase Documents.

24.3

For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this Agreement.

24.4	This Agreement may only be varied in writing signed by each of the parties.
24.5	Notwithstanding the foregoing provisions of this clause 24, the Confidentiality Agreement shall continue to bind the parties until Completion.
25.	Notices
25.1	A notice under this Agreement shall only be effective if it is in writing and sent through an internationally recognised courier services (e.g. Fedex, TNT, UPS etc.) or by hand.
25.2	Notices under this Agreement shall be sent to a party to this Agreement at its address or number and for the attention of the individual set out below:
Party and title of individual	Address
Seller: James Tricarico (Chief Legal Counsel)	12555 Manchester Road St. Louis, MO 63131

- and – Kevin Bastien (Chief Financial Officer)
Purchaser: Andrew Fisher (Chief Executive Officer) -and- Paul Wright (Chief Financial Officer)	6 New Street Square, New Fetter Lane, London EC4A 3BF

Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

25.3	Any notice given under this Agreement shall be deemed to have been duly given on delivery.
25.4

Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

25.5	The provisions of this clause shall not apply in relation to the service of Service Documents.
26.	Announcements
26.1

No announcement concerning the sale of the Shares or any ancillary matter shall be made by either party to this Agreement for a period of 8 months from the Completion Date without the prior written approval of the other, such approval not to be unreasonably withheld or delayed. This sub-clause does not apply in the circumstances described in sub-clause 26.2.

26.2	Either party may, at any time make an announcement concerning the sale of the Shares or any ancillary matter if required by:
(A)	law; or
(B)

any securities exchange or regulatory or governmental body (including, without limitation, the FSA, US Securities and Exchange Commission, the Financial Industry Regulatory Authority or other U.S. (federal or state) or UK regulators) or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law in which case the party concerned shall attempt, so far as it is practicable in the circumstances, to agree the contents of such announcement with the party before making such announcement.

26.3

The parties may make an announcement upon execution of this Agreement and upon Completion, each substantially in the form to be agreed by the parties prior to such announcements. The parties may at any time after execution of the Agreement make an announcement to their respective customers, suppliers, employees and counterparties containing inter alia some or all of the information in such form as agreed by the parties. Nothing in this Agreement shall restrict either party in responding to unsolicited inquiries from the media, customers, suppliers, employees and counterparties following any such announcements, providing information contained in the jointly agreed announcement(s) preceding such inquiries.

26.4

 The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement for a period of 8 months from the Completion Date or termination, as the case may be.

26.5

Without prejudice to any of the terms set out herein, it is acknowledged by the parties that execution of this Agreement by the Seller will trigger a requirement to disclose the entirety of this Agreement (along with all schedules and attachments) in a public filing to be made in accordance with the rules of the US Securities and Exchange Commission and that such filing shall not be in breach of any provision set out herein.

27.	Confidentiality
27.1	Subject to the provisions of clause 27.4 each party to this Agreement shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:
(A)	the provisions of this Agreement;
(B)	the negotiations relating to this Agreement; and
(C)	the subject matter of this Agreement;
27.2

The Purchaser shall treat as confidential all Confidential Retained Information and all other information obtained as a result of entering into or performing this Agreement which relates to the Retained Group.

27.3	The Seller shall treat as confidential all Confidential Business Information and all information obtained as a result of entering into or performing this Agreement which relates to the Purchaser.
27.4	Notwithstanding the other provisions of this clause, either party may disclose any such confidential information:
(A)	if and to the extent required by law or for the purpose of any Proceedings;
(B)	if and to the extent required by any securities exchange or regulatory or governmental body (including, without limitation, the FSA, the US Securities and

Exchange Commission, the Financial Industry Regulatory Authority or other U.S. (federal or state) or UK regulators) or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(C)	if and to the extent required to vest the full benefit of this Agreement in that party;
(D)	to the Purchaser’s Group members and the Retained Group members;
(E)	to its and either the Purchaser’s Group or the Seller’s Group (as the case may be) members’ professional advisers, auditors and bankers;
(F)	to any actual or potential shareholder, partner or financier of either the Purchaser’s Group or the Seller’s Group;
(G)	if and to the extent the information has come into the public domain through no fault of that party; or
(H)	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Any such confidential information to be disclosed pursuant to paragraph (A), or (B) shall be disclosed only after notice to the other party (provided that it is reasonable and practical to give such notice prior to the disclosure being made). Any party required to make a disclosure under paragraph (A) undertakes (to the extent the same is not prohibited by applicable law or regulation) to notify the other party prior to making such disclosure in order to facilitate an application by that party for a protective order from the appropriate body. If such protective order is not obtained, the party required to make any such disclosure of confidential information shall disclose only that portion of the relevant confidential information which its legal advisers advise must by law or regulation be disclosed.

27.5

Both the Purchaser (which for the purposes of this clause 27.5 only shall also be deemed to include each member of the Group) and the Seller shall treat as confidential all Confidential Shared Information and neither shall (without the consent of the other, such consent not to be unreasonably withheld or delayed) use or disclose any Confidential Shared Information for any purpose other than as expressly permitted under clause 13.

27.6

The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement for a period of 3 years from the date hereof. Subject to Clause 27.4, in the event of any conflict between the Confidentiality Agreement and this clause 27 during the period prior to Completion, the more restrictive provision shall control.

28.	Costs and expenses

Each party to this Agreement shall pay its own fees, costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement, the Share Purchase Documents and all other documents referred to in this Agreement.

29.	Counterparts
29.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.
29.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.
30.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
31.	Contracts (Rights of Third Parties) Act 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

32.	Choice of governing law

This Agreement shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual is to be governed by and determined in accordance with English law.

33.	Jurisdiction
33.1

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (the "Rules"), which Rules are deemed to be incorporated by reference into this clause. The award of the arbitrator shall be final and binding and not subject to judicial review. Enforcement of the award may be sought in any court of competent jurisdiction over the parties or their assets. This agreement of arbitration shall survive any termination of this Agreement.

33.2	The arbitration shall be conducted by a single arbitrator selected in accordance with the Rules. The seat of arbitration shall be in London, England.
33.3

To the full extent permitted by law, the parties agree that any service of process or notice of claim of arbitration may be made in accordance with the notice provisions of this Agreement and service by such means shall have the same effect as though service had been made in accordance with applicable laws; the parties agree that service effected as aforesaid shall confer jurisdiction over each party in any arbitral or judicial proceeding.

33.4

Nothing herein shall limit the right of any party to this Agreement to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief. Seeking or obtaining such interim relief or provisional remedy in a court shall not be considered to be a waiver of the agreement to arbitrate hereunder.

Schedule 1

(Completion arrangements)

Part A (Seller’s obligations)

At Completion, the Seller shall:

1.	deliver to the Purchaser or the Purchaser’s Solicitors:
(A)

duly executed transfers in respect of the Shares in favour of the Purchaser or such person as the Purchaser may nominate and share certificates for the Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of the Seller or any nominee (or an indemnity in the agreed form in respect of any lost share certificate);

(B)	such waivers or consents as are necessary to enable the Purchaser or its nominees to be registered as holders of the Shares;
(C)	powers of attorney in the agreed form; and
(D)	agreed form Completion Announcement.
2.	deliver to the Purchaser or the Purchaser’s Solicitors a Tax Covenant in the agreed form duly executed by the Seller;
3.	deliver to the Purchaser the Transitional Services Agreement duly executed by the Seller and the Company;
4.	deliver to the Purchaser (or make available to the Purchaser at the registered office of the relevant member of the Group):
(A)

the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of each member of the Group and share certificates (or an indemnity in the agreed form in respect of any lost share certificates) in respect of all the issued share capital of the Subsidiary;

(B)	copies (signed by the auditors) of the letters from the auditors of the Company and of the Subsidiary referred to in paragraph 6 of this Schedule;
(C)

a copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution by the Seller of each of the Share Purchase Documents to which it is a party (such copy minutes being certified as correct by the secretary of the Seller); and

5.	procure the present directors and secretary of each member of the Group (other than any director or secretary whom the Purchaser may wish should continue in office) to resign their offices as such and to relinquish any rights which they may have under any contract of employment with any member of the Group or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the board meetings referred to in paragraph 7 of this Schedule and all fees, costs, expenses and payments relating to such resignations to be paid by the Seller;

6.

if required by the Purchaser, procure the present auditors of the Company to resign their office as such to take effect as at the Completion Date with all costs, expenses and payments relating to such resignation of the auditors to be paid by the Seller, and to deposit at the registered office of the Company or, as the case may be, the relevant Subsidiary a letter notifying their resignation and containing a statement pursuant to section 519(2) Companies Act 2006 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors; and

7.	procure board meetings of the Company and of the Subsidiary to be held at which:
(A)

in the case of the Company, it shall be resolved that the transfers to take effect as at the Completion Date relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members;

(B)	each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct such appointments to take effect immediately after Completion;
(C)

the resignations of the directors and secretary referred to in paragraph 5 of this Schedule shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the relevant member of the Group an acknowledgement executed as a deed that he has no claim against any member of the Group for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which any member of the Group has or could have any obligation to him, and procure that minutes of each duly held board meeting, certified as correct by a director of the relevant company, and the resignations and acknowledgements referred to are delivered to the Purchaser’s Solicitors.

Part B (Purchaser’s obligations)

1.	At Completion, the Purchaser shall:
(A)	pay to the Seller £1 in cash or by providing a cheque payable to the Seller;
(B)	deliver to the Seller evidence in a form reasonably satisfactory to the Seller (by way of certificate or otherwise) of satisfaction of the Condition;

(C)

deliver to the Seller a copy (certified by a director or the secretary of the Purchaser to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Purchaser authorising the execution by the Purchaser of each of the Share Purchase Documents to which it is a party;

(D)	agreed form Completion Announcement;
(E)

deliver to the Seller or the Seller's Solicitors the Solicitors’ Letter duly executed by the solicitors for the Purchaser; or if Purchaser has been unable, despite its best efforts, to deliver the Solicitors’ Letter, deliver an indemnity from its ultimate parent holding company, in a form reasonably satisfactory to the Seller, indemnifying Seller and the Retained Group against any and all Losses suffered by Seller and/or any member of the Retained Group arising out of breach of any of the Purchaser’s warranties in clause 10;

(F)	deliver to the Seller the Tax Covenant in the agreed form duly executed by the Purchaser; and
(G)	deliver to the Seller the Transitional Services Agreement duly executed by the Purchaser.

Schedule 2

(Warranties)

1.	Ownership of the Shares
1.1	The Seller is the sole beneficial owner of the Shares.
1.2

There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them or any shares of any member of the Group and there is no agreement or commitment to give or create any and, no claim has been made by any person to be entitled to any.

2.	Capacity of the Seller
2.1	The Seller has the requisite power and authority to enter into and perform this Agreement and the other Share Purchase Documents to which it is a party.
2.2

The obligations of the Seller under this Agreement constitute, and the obligations of the Seller under the other Share Purchase Documents will when delivered, constitute binding obligations of the Seller in accordance with their respective terms.

2.3	The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and the other Share Purchase Documents will not:
(A)	result in a breach of any provision of the memorandum or articles of association of the Seller;
(B)	result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound;
(C)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound; or
(D)	save to the extent already obtained, require the consent of its shareholders or of any other person.
3.	Group structure and corporate matters
3.1	The Shares have been validly issued and allotted and are fully paid up.
3.2

There is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any shares (including the Shares) or any debentures in or securities of any member of the Group.

3.3

Part B of Attachment 2 (Basic Information about the Subsidiaries) lists all the subsidiaries of the Company and no member of the Group has any interest in any other body corporate or undertaking which is not a member of the Group and so listed.

3.4

The information given in Part A of Attachment 1 (Basic information about the Company) and Part B of Attachment 2 (Basic information about the Subsidiaries) is true and accurate in all material respects.

3.5

The copies of the memorandum and articles of association of each member of the Group which are attached to the Disclosure Letter are, so far as the Seller is aware, complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to each class of share capital of the member of the Group to which they relate.

3.6

The statutory books (including all registers but excluding the minute books and, for the avoidance of doubt, the accounting records) of each member of the Group have been properly kept and contain a record which is accurate and complete in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.7	All documents which should have been delivered by any member of the Group to the Registrar of Companies have been properly so delivered.
4.	Accounts and Management Accounts
4.1	The Accounts:
(A)	were prepared in accordance with accounting practices generally accepted in the United Kingdom at the time they were audited; and
(B)	show a true and fair view of the assets and liabilities of the Company at the Accounts Date and of the profits or losses of the Company for the accounting period ended on that date.
4.2

Having regard to the purpose for which they were prepared, the Management Accounts were prepared with reasonable skill and care and show a materially accurate view of the state of affairs of the Group at each date to which they relate and of the profits or losses of the Company for each accounting period to which they relate.

4.3	The Management Accounts are not affected by any extraordinary, exceptional or non-recurring items.
4.4

The accounting records of the Group are up to date and contain details of the business activities of the Group and of all matters required by the Acts to be entered in them. No material change in the methods or bases of valuation or accountancy treatment has been made for at least three years prior to the Last Accounting Date or since.

4.5	All debts due to the Group as at Completion will be paid in full within 180 days of Completion.
5.	Events since the Accounts Date

Since the Accounts Date:

(A)

there has been no material adverse change in the financial or trading position or prospects of any member of the Group and, so far as the Seller is aware, no circumstance has arisen which might give rise to any such change;

(B)	the business of the Group as a whole has been carried on, in all material respects, in the normal course;
(C)

no asset of a value in excess of £50,000 has been acquired or disposed of or has been agreed to be acquired or disposed of and no contract involving expenditure by it of an amount in excess of £100,000 per calendar year has been entered into by any member of the Group;

(D)	no material contingent obligation of any member of the Group has been incurred (in excess of £10,000 which is not in the ordinary course of business;
(E)	no resolution in general meeting or written resolution of the shareholders of any member of the Group has been passed; and
(F)	no change in the accounting reference period of any member of the Group has been made.
6.	Contracts and commitments
6.1	Save as disclosed, no member of the Group is a party to:
(A)	any agency, distributorship or management agreement;
(B)	any contract or arrangement which materially restricts its freedom to carry on its business in any part of the world in such manner as it may think fit;
(C)	any joint venture agreement or arrangement or any agreement or arrangement under which it participates with any other person in any business;
(D)	any contract or arrangement which relates to matters not within the ordinary business of that member or is not entirely on arms’ length terms;
(E)	any contract or arrangement which is expressed to be of three years or greater duration;
(F)

any contract or arrangement which can be terminated or the terms of which can be varied or which provides for the relevant Group member to deliver or procure the delivery by another person of any guarantee or security or perform any other obligation, in the event of any change in the underlying ownership or control of the Company;

(G)	any contract or arrangement with any Retained Group member;

(H)	any contractor arrangement involving or likely to involve the payment to or by the Group of any amounts in excess of £200,000 in any calendar year.

6.2

No Group company is in breach of any material contract to which it is a party or which is disclosed in the Disclosure Letter and, so far as the Seller is aware, no other party to such a material contract is in material breach of it, in each case where such breach has not been accepted by the party not in breach.

7.	Insurances
7.1

A summary of the insurance (including professional indemnity) policies in respect of which any member of the Group has an interest (the “Policies”) is attached to the Disclosure Letter and, all such Policies:

(A)	are in full force and effect; and
(B)	are not void or voidable.
7.2	No claim is outstanding under any of the Policies and, so far as the Seller is aware, no event has occurred which might give rise to any claim.
7.3	All premiums which are due under the Policies have been paid.
8.	Borrowings
8.1

The total amount borrowed by each member of the Group from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in the relevant member’s articles of association.

8.2

So far as the Seller is aware, no event which is an event of default under or any material breach of any of the terms of any loan capital, borrowing, debenture or financial facility of any member of the Group or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged.

8.3

Full details of all overdraft, loan and other financial facilities available to any member of the Group and the amounts outstanding under any of them are set out in the Disclosure Letter. Details of all debentures, charges, guarantees and indemnities given to secure those facilities are set out in the Disclosure Letter.

8.4

There are no Seller Guarantees nor has any Retained Group member given any guarantee, surety, security or indemnity or other contingent obligation in relation to or arising out of any obligations or liabilities of any Group member.

8.5	No Group member owes any money or has any liability (actual or contingent, present or future) to any Retained Group member.

9.	Insolvency

9.1

No order has been made and no resolution has been passed for the winding up of any member of the Group and, so far as the Seller is aware, no petition has been presented for the purpose of winding up any member of the Group.

9.2

No administration order has been made and, so far as the Seller is aware, no petition or application for such an order has been made or presented and no administrator has been appointed and, so far as the Seller is aware, no procedure has been commenced with a view to the appointment of an administrator in respect of any member of the Group.

9.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the Group or all or any of its assets.
9.4	No composition or similar arrangement with creditors including, but not limited to a voluntary arrangement has been proposed under Part 1 Insolvency Act 1986 in respect of any member of the Group.
9.5	No member of the Group is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or has stopped paying its debts as they fall due.
10.	Licences
10.1

The Group has all licences, consents, waivers and other permissions and approvals (including all permissions and approvals required under FSMA) that it requires to carry on its business (“Regulatory Licences”) which term shall exclude for the purposes of this paragraph 10.1, any licenses in connection with any Intellectual Property) and such Regulatory Licences:

(A)	are in full force and effect;
(B)	are listed in the Disclosure Letter; and
(C)	are not limited in duration or subject to onerous conditions.
10.2

So far as the Seller is aware, there are no material circumstances which are likely to result in the revocation, variation or non-renewal of any such Regulatory Licence or which may confer a right of variation or revocation.

11.	Litigation and other proceedings
11.1

No member of the Group is engaged in any litigation, arbitration or other dispute resolution process, or administrative, regulatory or criminal proceedings, whether as claimant, defendant or otherwise which is material in the context of the business of the Group other than in respect of the collection of debts in the ordinary course of business.

11.2

So far as the Seller is aware, no material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against any member of the Group is pending or threatened.

11.3

Without prejudice to sub-paragraph 11.2, no member of the Group has received from the FSA or has been threatened by the FSA with any written order, direction, notice or other communication in any case which would have an adverse effect on the business of any member of the Group.

11.4	All fines, penalties and levies (if any) imposed on any member of the Group by a governmental or other body (including the FSA) to which any member of the Group is subject have been paid.
11.5

Each member of the Group has complied in all material respects with all applicable laws (including any statutory or legislative provisions, common law or equity) and regulations, including the rules and regulations of the FSA.

12.	Data protection
12.1	Copies of the registration of each member of the Group under the Data Protection Act 1998 are attached to the Disclosure Letter.
12.2	No member of the Group has received a written notice from the Information Commissioner alleging breach by it of the Data Protection Act 1998.
13.	Assets
13.1

All of the assets used by the Group or necessary to any of the business of the Group are (a) used and capable of being used independently of, and without recourse to, any assets, services or support of any member of the Retained Group, and (b) are owned both legally and beneficially by the relevant member of the Group or used by the Group pursuant to valid and subsisting contractual rights and (c) each of those assets capable of possession is in the possession of the relevant member of the Group.

13.2

No option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any member of the Group (including any investment in any other member of the Group) is outstanding and there is no agreement or commitment to give or create any and no claim has been received by any member of the Group by any person to be entitled to any.

14.	Intellectual Property
14.1	No member of the Group is the registered proprietor of any registered Intellectual Property and no registered Intellectual Property has been licensed to any member of the Group.
14.2	There is no Intellectual Property which is owned by a member of the Retained Group or which would be transferred pursuant to the Assignments which relates to the business of a Group member.

14.3	Save for software licenses granted in the ordinary course of business no member of the Group owns or has been licensed to use any material unregistered Intellectual Property.
14.4	No member of the Group has granted or is obliged to grant a licence, assignment or other right in respect of any Intellectual Property.
14.5

Copies (or, in the case of unwritten licences, agreements or arrangements, details) of all material licences, agreements and arrangements relating Business Information or the Information Technology entered into by any member of the Group are set out in the Disclosure Letter and no such licences, agreements or arrangements are capable of termination as a result of the change in the underlying ownership or control of any member of the Group.

14.6	So far as the Seller is aware, no third party is infringing any Intellectual Property owned by any member of the Group.
14.7	So far as the Seller is aware, the activities of the Group as conducted as at the date of this Agreement do not infringe the Intellectual Property of any third party.
14.8

Each member of the Group either legally and beneficially owns or has a licence to use all rights in the Business Information to the extent to which it is necessary to carry on the business conducted by that member of the Group in the manner currently carried on.

15.	Information Technology
15.1

Complete and accurate details of all material Information Technology owned by a member of the Group are set out in the Disclosure Letter. All such Information Technology has been maintained in accordance with good industry practice.

15.2	All Information Technology required to be disclosed under paragraph 15.1 is:
(A)

solely, legally and beneficially owned by a member of the Group, free from all encumbrances or used by a member of the Group pursuant to and within the terms and provisions of a valid, subsisting written contractual arrangement or licence to which such member of the Group is a party and any such contractual right will not be capable of termination (nor may the terms be varied) as a result of the transaction contemplated by this Agreement or any change in the underlying ownership or control of any member of the Group;

(B)	used and capable of being used independently of, and without recourse to, any services or support of any member of the Retained Group;
15.3

Complete and accurate details of all material agreements and arrangements relating to Information Technology entered into by a member of the Group are set out in the Disclosure Letter. No member of the Group is in breach of any such agreements and arrangements, nor will such agreements or arrangements be prejudiced, invalidated (either in whole or part) or rendered capable of being terminated (or having the terms varied) by any party to it as a direct or indirect result of the transaction contemplated by this Agreement or any change in the underlying ownership or control of any member of the Group.

15.4

No member of the Group has experienced any material disruption in or to its business or operation as a result of (a) any security breach in relation to any Information Technology or (b) failure (whether arising from any bug, virus, defect to otherwise), lack of capacity or other sub-standard performance of any Information Technology. No circumstance exists which is likely or expected to give rise to any such disruption.

15.5

Disaster recovery and maintenance arrangements to a similar standard to that normally found in a comparable business to each member of the Group’s business are in place for the Information Technology used by each member of the Group.

15.6

All Information Technology which relates solely and exclusively to a member of the Group and the business effected by the Group at Completion is owned by, leased by, or licensed to, a member of the Group.

16.	Property
16.1

The Properties listing in the Due Diligence Documents are the only Properties used, owned or occupied by any member of the Group or in which any member of the Group has any right or interest or has any actual or contingent liability arising as original tenant, assignee, guarantor or otherwise.

16.2	The rent and all other sums payable under the leasehold Relevant Properties have been paid to date.
16.3	There are no disputes in relation to any leasehold Relevant Properties and all covenants and conditions in respect of the leases for these sites have been observed and performed to date.
16.4

The documents contained in a bundle of CD files supported by an index detailing branch number and address for each lease referred to therein (one copy of such CDs and index having been retained by the Seller's Solicitor and the Purchaser's Solicitor as at the date hereof) are full and complete copies of the leases under which the Properties are held, such documents have not been amended, replaced or supplemented and there are no other documents to which a Group member is party relating to the terms on which the Properties are leased.

17.	Employment
17.1

A list of persons, jobs and the terms of employment (including the emoluments) of every employee of each member of the Group who is entitled to emoluments at a rate, or (in the case of fluctuating amounts) an average annual rate over the last three financial years, in excess of £40,000 per annum, and of every director of a member of the Group who is also an employee (together “Senior Employees”) are set out in the Disclosure Letter and those are the only terms and conditions of their employment and there are no addendums, side letters or documents of a similar nature which have not been disclosed.

17.2

A list of the jobs and short details of the terms of employment of every employee of each member of the Group and the years of continuous service for redundancy purposes of that employee as at 30 September 2009 are set out in the Disclosure Letter.

17.3

All of the employees of the Group (other than Senior Employees) are employed on standard terms and conditions. A copy of such terms and conditions is annexed to the Disclosure Letter and those are the only terms and conditions of their employment and there are no addendums, side letters or documents of a similar nature which have not been disclosed.

17.4

Any contract of employment to which a member of the Group is a party can be terminated by the employing company without damages or compensation (other than that payable by statute) by giving at any time only the minimum period of notice applicable to that contract which is specified in section 86 of the Employment Rights Act 1996.

17.5

Particulars of the terms of engagement of all consultants (who are individuals), advisers (who are individuals), workers and other personnel (together “Workers”) currently engaged by each member of the Group where the consideration payable by the relevant Group Company in respect thereof exceeds £40,000 per annum are contained in the Disclosure Letter (a Worker receiving such an amount being a “Senior Worker”) and those are the only terms and conditions of their engagement and there are no addendums, side letters or documents of a similar nature which have not been disclosed. All other Workers are engaged on standard terms and conditions and a copy of such terms and conditions are annexed to the Disclosure Letter and those are the only terms and conditions of their engagement and there are no addendums, side letters or documents of a similar nature which have not been disclosed.

17.6

Each employee or Worker who is employed or engaged as an adviser or otherwise provides advice or recommendations to any customer of any Group member is subject to restrictions on his ability after he ceases to be employed or engaged to solicit the custom of customers of the Group, which restrictions are in the standard form of employment agreement that is annexed to the Disclosure Letter and no Group member has given its consent (including, without limitation, agreeing to waive contractual restrictions that would otherwise apply) to such restrictions not applying.

17.7	The terms of employment of all employees (including Senior Employees) of the Group and the terms of engagement of all Workers engaged by the Group do not contain any of the following terms:
(A)	in respect of redundancy, any liability of a member of the Group to make payments in excess of statutory redundancy payments; and
(B)

in respect of any change in the underlying ownership or control of a member of the Group or the transaction contemplated by this Agreement, any liability on a member of the Group to make payments of any amounts or perform any other obligations.

17.8

No amount due or in respect of any employee, Worker, former Senior Employee or former Senior Worker of a member of the Group is in arrears and unpaid other than his salary or consideration, as applicable, for the month current at the date of this Agreement and no Senior

Employee or Senior Worker has given written notice terminating his contract of employment or engagement or is under notice of dismissal.

17.9

Since the Accounts Date, no change has been made in the emoluments, consideration or other terms of engagement of any employee or Worker of a member of the Group, and no such change and no negotiation or request for such a change, is due within six months from the date of this Agreement.

17.10

There is no dispute between a member of the Group and any trade union or other organisation formed for a similar purpose existing, pending or threatened and there is no collective bargaining agreement or other arrangement (whether binding or not) to which a member of the Group is a party.

17.11

No member of the Group has any outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Tax or other impost arising in connection with the employment or engagement of personnel by a member of the Group.

17.12

Each member of the Group has reasonable procedures in place designed to ensure that each of its relevant directors, employees and Workers has complied with all applicable individual registration and training and competence requirements made pursuant to the rules, regulations and practices of any governmental or other body (including the FSA). So far as the Seller is aware, no such director, employee or Worker is in material breach of such requirements or has been either refused, or received any notice of intention to terminate, such registration during the course of their employment with a member of the Group.

17.13

There are no claims, and no claims threatened or pending, as far as the Seller is aware, against a member of the Group by or in respect of any employee, Worker, former employee or former Worker in respect of any accident or injury or in relation to any other matter arising from his employment or engagement.

17.14

No person who is employed by a member of the Group or engaged (as a consultant, advisor, worker or other personnel) by a member of the Group has been issued or granted any shares or options for other rights (whether conditional or not) to require the issue of transfer of any shares in any member of the Retained Group or any member of the Group or otherwise become a participant in any equity incentive scheme or has any rights under any long term incentive plan of or has any (or any right to) any partnership interest in, any member of the Retained Group or any member of the Group, as part of the emoluments or other consideration for or otherwise in connection with him being so employed or engaged.

18.	Pensions and other benefits

No member of the Group is paying, or is under any liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on attainment of a specified age or on the completion of a specified number of years of service other than as disclosed in the Disclosure Letter.

19.	The Accounts and Tax
No member of the Group has any liability to make a payment of Tax:
(A)

in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date; or

(B)	referable to transactions effected on or before the Accounts Date that (i) is not, but should have been, disclosed or provided for in the Accounts in accordance with generally accepted accounting practice in the UK; and (ii) has not been but was due to be paid on or before the date of this Agreement.

20.	Tax events since the Accounts Date

So far as the Seller is aware, since the Accounts Date:

(A)	no member of the Group has declared, made or paid any distribution within the meaning of ICTA 1988;
(B)	no accounting period of any member of the Group has ended;
(C)

there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) by any member of the Group in circumstances where the consideration actually received or receivable for such disposal or supply was materially less than the consideration which could be deemed to have been received for Tax purposes;

(D)

no event has occurred which will give rise to a Tax liability on any member of the Group calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in any member of the Group becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person, firm or company;

(E)

No member of the Group has paid or become liable to pay any interest or penalty in connection with any Tax and no member of the Group has become liable to pay any Tax the due date for payment of which has passed.

21.	Tax returns, disputes, records and claims, etc.
21.1

So far as the Seller is aware, each member of the Group has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all material information required to be supplied, to any Tax Authority within the last six years.

21.2

So far as the Seller is aware, there is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any Tax Authority regarding liability or potential liability to any Tax recoverable from any member of the Group or regarding the availability of any relief from Tax to any member of the Group.

21.3

So far as the Seller is aware, the Company or one or more other members of the Group has sufficient records relating to past events to calculate the Tax liability which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by any member of the Group or acquired by any such member since that date but before Completion.

21.4

The amount of Tax chargeable on any member of the Group during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

21.5	No member of the Group has been party to any transaction forming part of notifiable arrangements (as defined for the purposes of Part 7 Finance Act 2004 (Disclosure of Tax Avoidance Schemes)).
21.6

No member of the Group has received any notice from any Tax Authority which required or will or may require such member to withhold Tax from any payment made since the Accounts Date or which will or may be made after the date of this Agreement.

21.7	No member of the Group has made any election under paragraph 6 of the Loan Relationships and Derivative Contracts (Disregard and Bringing into Account of Profits and Losses) Regulations 2004.
22.	Instalment payments, etc.
22.1	So far as the Seller is aware, the Company is a “large company” within the meaning of regulation 3 of the Instalment Payments Regulations.
22.2

No instalment payments have been, or should have been, made by any member of the Group under the Instalment Payments Regulations since the Accounts Date and no repayments have been claimed by any member of the Group under the Instalment Payments Regulations since the Accounts Date.

22.3

So far as the Seller is aware, each member of the Group has sufficient books, documents, records and other information to enable it to comply with any notice served on it under regulations 10 or 11 of the Instalment Payments Regulations in respect of any accounting period commencing before Completion.

22.4

No action has been taken by any member of the Group before Completion such that the provisions of regulation 14 of the Instalment Payments Regulations could have effect in respect of any member of the Group.

23.	Stamp Taxes
23.1	All documents which are required to be stamped, which are in the possession of any member of the Group and by virtue of which any member of the Group has any right have been duly stamped.
23.2	Since the last Accounts Date no member of the Group has incurred any liability to stamp duty reserve tax.
23.3	Since the Accounts Date no member of the Group has incurred any liability to pay stamp duty land tax.
24.	VAT
24.1

The Company is registered for the purposes of VATA 1994 and has, in all material respects, made, given, obtained and kept complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and has not been required by the Commissioners of Customs and Excise or HMRC to give security under paragraph 4 of Schedule 11 VATA 1994.

24.2

Within the last six years, no member of the Group has been treated as a member of a group under section 43 VATA 1994 and no application is pending as at the date of this Agreement for any member of the Group so to be treated.

24.3	No member of the Group has, since the date 12 months before the Accounts Date, been in default in respect of any prescribed accounting period as mentioned in section 59 or section 59A VATA 1994.
24.4

No member of the Group has made an election to waive exemption in relation to any land in accordance with paragraph 2 of Schedule 10 VATA 1994 prior to 1 June 2008 or (as the case may be) made an option to tax any land under Part I of Schedule 10 to VATA 1994 on or after 1 June 2008.

25.	Duties, etc.

All VAT, import duty and other Taxes or charges payable to H.M. Customs and Excise or HMRC upon the importation of goods and all excise duties payable to H.M. Customs and Excise or HMRC in respect of any assets (including trading stock) imported, owned or used by any member of the Group, and for which such member is liable, have been paid in full.

26.	Tax on disposal of assets

On a disposal of all of its assets which either (i) qualify for capital allowances or (ii) are within the charge to corporation tax on chargeable gains, by any member of the Group for:

(A)	in the case of each asset owned by that member of the Group at the Accounts Date, a consideration equal to the value attributed to those assets in preparing the Accounts; or
(B)	in the case of each asset acquired since the Accounts Date, a consideration equal to the consideration given for the acquisition then either:

(i)

in respect of those assets falling within (A) above, the liability to Tax (if any) which would be incurred by that member of the Group in respect of those assets would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Tax as stated in the Accounts; or

(ii)	in respect of any asset within (B) above, no Tax liability would, so far as the Seller is aware, be incurred by that member of the Group in respect of that asset.
27.	Replacement of business assets

Particulars of each claim under sections 152 or 153 TCGA 1992 made prior to the date of this Agreement to which section 154 TCGA 1992 applies and which affects any asset which was owned by any member of the Group on or after the Accounts Date have (except where the held over gain is treated as having accrued prior to the Accounts Date) been disclosed in the Disclosure Letter.

28.	Distributions
28.1

Since 6 April 1965, no member of the Group has made any repayment of share capital to which section 210(1) ICTA 1988 applies or issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of Part VI ICTA 1988.

28.2	No part of the amount payable on redemption of any share capital or security at par will be a distribution, as defined in ICTA 1988.
29.	Close company
29.1	No member of the Group has outstanding any loan to which the provisions of section 419 ICTA 1988 would apply (loans to participators etc.).
29.2	No member of the Group is a close investment-holding company as defined in section 13A ICTA 1988.

30.	Deductions and withholdings

During the last three years, each member of the Group has made all deductions in respect, or on account of, any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

31.	Intra-group transactions

No member of the Group has, at any time within the last six years, acquired any asset from any other company (including another member of the Group) which was, at the time of, and in relation to, the acquisition, a member of the same group of companies as that member for the purposes of any Tax.

32.	Residence

So far as the Seller is aware, the country which is given in Part A of Attachment 1 (Basic Information about the Company) or Part B of Attachment 2 (Basic Information about the Subsidiaries) as the Tax residence of the Company or any other member of the Group is the only country whose tax authorities seek to charge Tax on the worldwide profits or gains of the Company or that member of the Group and no member of the Group has in the last three years paid Tax on income profits or gains to any Tax Authority in any other country except that mentioned in Part A of Attachment 1 (Basic Information about the Company) or Part B of Attachment 2 (Basic Information about the Subsidiaries).

33.	Group arrangements
33.1

The first named member listed at paragraph (H) in that part of Attachment 2, Part B (Basic Information about the Subsidiaries) which relates to each member of the Group (apart from the Company) is the beneficial owner of all the shares in that member of the Group and no such shares are held such that any profit on the sale of those shares would be a trading receipt.

33.2

So far as the Seller is aware, there are no circumstances by virtue of which section 410 or 413 ICTA 1988 would prevent each member of the Group being treated as a member of the same group of companies as each other such member for the purposes of Chapter IV Part X ICTA 1988 for any Accounting Period commencing on or before the date of this Agreement.

33.3	No member of the Group has entered into any arrangements with HMRC or the Inland Revenue within the meaning of section 36 Finance Act 1998.
34.	Demerger

So far as the Seller is aware, no member of the Group has been concerned in an exempt distribution (as defined in section 214(4) ICTA 1988).

Schedule 3

(Limitations on the Seller’s liability)

1.	Limitation on quantum and general
(A)	The following thresholds shall apply:
(i)

save in respect of paragraph 4.5 of schedule 2 (Accounts and Management Accounts), the Purchaser shall not be entitled to damages or other payment in respect of any Warranty Claim or Warranty Claims unless and until the aggregate amount of all such Warranty Claims for which the Seller is liable exceeds £500,000, but once the aggregate amount of all such Warranty Claims has exceeded such sum, the Seller shall be liable under the Warranties in respect of only the amount by which such sum is exceeded; and

(ii)

the Purchaser shall not be entitled to damages or other payment in respect of any claim under the Tax Covenant until the aggregate amount of all such claims for which the Seller is liable under the Tax Covenant exceeds £25,000, but once the aggregate amount of all such claims has exceeded such sum, the Seller shall be liable under the Tax Covenant in respect of only the amount by which such sum is exceeded.

(B)	The total aggregate liability of the Seller under the Warranties and the Tax Covenant shall not in any event exceed an amount equal to £5 million.
(C)	The total aggregate liability of the Seller under the Mis-selling Indemnity shall not in any event exceed an amount equal to £10 million.
(D)

As regards the Tax Covenant the provisions of this Schedule shall operate to limit the liability of the Seller in so far as any provision in this Schedule is expressed to be applicable to the Tax Covenant and the provisions of the Tax Covenant shall further operate to limit the liability of the Seller in respect of any claim thereunder.

(E)

Without prejudice to Clause 24 (Entire agreement), the Purchaser acknowledges and agrees that the Seller does not give or make any warranty or indemnity as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of honestly expressed opinion provided to the Purchaser (however so provided) on or prior to the date of this Agreement, including (without limitation), in the Disclosure Letter, the Information Memorandum or the information supplied to or made available to the Purchaser during its due diligence exercise.

(F)

The financial limitations contained in sub-paragraphs 1(A) and 1(B) above shall not apply in the event of any fraudulent act or omission of the Seller in the giving of the Warranties and/or the Indemnities and/or preparation of the Disclosure Letter nor shall such limitations apply in respect of any claim under the Warranties at paragraph 1 (Ownership of the Shares) or paragraph 2 (Capacity of the Seller) of Schedule 2 (Warranties).

2.	Time limits for bringing claims

No claim shall be brought against the Seller in respect of any of the Warranties or under the Tax Covenant unless the Purchaser shall have given to the Seller written notice of such claim:

(i)	subject to sub-paragraph 2(ii), on or before the date falling 18 months after the Completion Date; or
(ii)	in respect of any claims under the Tax Warranties or the Tax Covenant, not later than the seventh anniversary of the Completion Date,

PROVIDED THAT the liability of the Seller in respect of a claim under the Warranties shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within 6 months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

3.	No Liability for Contingent or Non-Quantifiable Claims

If any breach of the Warranties arises by reason of some liability of any member of the Group or the Purchaser which, at the time such breach or Warranty Claim is notified to the Seller, is contingent only or otherwise not capable of being quantified, then the Seller shall not be under any obligation to make any payment in respect of such breach or Warranty Claim unless and until such liability ceases to be contingent or becomes capable of being quantified.

4.	Third party claims
(A)

Upon the Purchaser or any member of the Purchaser’s Group becoming aware of any claim, action or demand against it or any other matter likely to give rise to any Warranty Claim (other than a Warranty Claim under the Tax Warranties) or a Mis-Selling Claim, Complaint or Investigation (together, “Third Party Claim”) where such Third Party Claim is of a value not greater than £50,000, the Purchaser shall and shall procure that the appropriate member of the Purchaser’s Group shall:

(i)	notify the Seller by written notice in accordance with paragraph 2 in the case of Warranty Claims; and
(ii)

subject to the Seller indemnifying the Purchaser or the relevant member of the Purchaser’s Group in a form reasonably satisfactory to the Purchaser against any liability, cost, damage or expense which may be properly incurred thereby (but without thereby implying any admission of liability on the part of the Seller), with respect to Third Party Claims likely to give rise to a Warranty Claim promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request and the Seller shall be entitled to require the relevant member of the Purchaser’s Group to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto; and

(iii)

in respect of Mis-Selling Claims, Complaints and Investigations, deal with all such Mis-Selling Claims, Complaints and Investigations in the ordinary course of business and on the same basis, using the same or similar resources and prioritising such matter as if it were one of the Purchaser’s own claims, complaints or investigations.

(B)	Upon the Purchaser or any member of the Purchaser’s Group becoming aware of any Third Party Claim which is of a value greater than £50,000,
(i)	The Purchaser shall notify the Seller by written notice in accordance with paragraph 2 in the case of a Warranty Claim; and
(ii)	Subject to the Purchaser being indemnified and secured to its reasonable satisfaction in accordance with paragraph 4(B)(iv) of this Schedule 3:

(a)

The Purchaser shall, and shall procure that the relevant member of the Group shall take such action and give such information and assistance as the Seller may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend any Third Party Claim and to appeal against any judgment given in respect thereof; and

(b)

On the written request of the Seller, Seller shall have the sole and exclusive right to conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (“Proceedings”), and the Purchaser delegates (and shall be deemed to have delegated) such right to the Seller. For this purpose, the Purchaser shall give or procure to be given to the Seller all such assistance as the Seller may reasonably require. Seller shall have the sole right to appoint such solicitors and other professional advisers to act of behalf of the Purchaser or the relevant member of the Group in accordance with the Seller's instructions.

(iii)	Where Proceedings are delegated to the Seller in accordance with paragraph 4(B)(ii)(b) of this Schedule 3:
(a)

The Seller shall keep the Purchaser fully and promptly informed of the Proceedings, shall consult the Purchaser on any matter which is or is likely to be material in relation to any Proceedings and shall take account of all reasonable requirements of the Purchaser in relation to such Proceedings; and

(b)

The Seller shall not make any settlement or compromise of the Third Party Claim which is the subject of Proceedings, or agree to any matter in the conduct of such Proceedings which may affect the amount of the liability in connection with such Third Party Claim without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed and provided always that, in the event of the Purchaser refusing approval of such settlement or compromise unless such settlement or approval [would have been materially prejudicial to the Purchaser’s or the Group’s business] or a breach of applicable law or regulation, the Seller shall have no liability in respect of any Warranty Claim or Mis-Selling Indemnity Claim arising therefrom in excess of the figure at which it could have settled or compromised the relevant Third Party Claim. The Purchaser shall be liable for any fees, costs incurred after the proposed date of settlement or compromise.

(iv)

Where the Seller takes over the conduct of any Proceedings pursuant to the provisions of paragraph 4(B)(ii)(b) of this Schedule 3 the Seller shall indemnify and secure the Purchaser to its reasonable satisfaction in respect of all costs, charges and expenses reasonably and properly incurred by the Purchaser as a consequence of any actions taken at the written request of the Seller pursuant to paragraph 4(B)(ii)(b) of this Schedule 3. For the avoidance of doubt such indemnity shall not cover any costs, charges or expenses incurred by the Purchaser with respect to any lawyers it decides to separately instruct so that it may continue to actively participate in any Proceedings which are to be conducted by the Seller pursuant to the provisions of paragraph 4(B)(ii)(b).

(v)

Where the Seller takes over the conduct of any Proceedings pursuant to the provisions of paragraph 4(B)(ii)(b) of this Schedule 3, it shall be at Seller’s sole cost and expense, and all costs, charges and expenses reasonably and properly incurred by Seller in connection therewith shall be for Seller’s own account.

(vi)

The Seller may only exercise its rights under paragraph 4(B)(ii)(b) of this Schedule 3 to the extent that such action would not have a materially adverse effect on the business of the Group of the Purchaser’s Group or result in a breach of any applicable law or regulation.

(C)

Upon reasonable request by the Seller, which request shall be made no more frequently than quarterly, the Purchaser will provide the Seller with an update of the Third Party Claims that it is aware of that have not at such time been settled or determined.

5.	No liability if loss is otherwise compensated for
(A)

No liability shall attach to the Seller by reason of any breach of any of the Warranties or in respect of any claim under an Indemnity or under the Tax Covenant to the extent that the same loss has been recovered by the Purchaser under any other Warranty, Indemnity, term of the Tax Covenant or this Agreement or any other document entered into pursuant hereto and accordingly the Purchaser may only recover once in respect of the same loss.

(B)

The Seller shall not be liable for breach of any of the Warranties (other than the Tax Warranties or under the Tax Covenant), or in respect of any claim under an Indemnity to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser or any other member of the Purchaser’s Group.

(C)

In calculating the liability of the Seller for any breach of the Warranties there shall be taken into account the amount by which any Taxation for which any member of the Group or the Purchaser is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

6.	Recovery from Insurers and other Third Parties
(A)

Where the Purchaser or any member of the Purchaser’s Group is at any time entitled to recover from some other person (including an insurer under an insurance policy) any sum in respect of any matter giving rise to a claim under the Warranties or the Mis-Selling Indemnity (other than the Tax Warranties) the Purchaser shall, and shall procure that the member of the Purchaser’s Group concerned shall, take all reasonable steps to enforce such recovery. In the event that the Purchaser or any member of the Purchaser’s Group shall recover any amount from such other person, the amount of the claim against the Seller shall be reduced by the amount so recovered less all reasonable costs of recovery and any Taxation payable thereon.

(B)

If the Seller pays at any time to the Purchaser or any member of the Purchaser’s Group an amount pursuant to a Warranty Claim (other than a Warranty Claim under the Tax Warranties) or Indemnity Claim and the Purchaser or the relevant member of the Purchaser’s Group subsequently recovers from some other person any sum in respect of any matter giving rise to such Warranty Claim or Indemnity Claim, the Purchaser shall, and shall procure that the relevant member of the Purchaser’s Group shall repay to the Seller the lesser of (i) the amount paid by the Seller to the Purchaser or relevant member of the Purchaser’s Group and (ii) the sum recovered from such other person less all reasonable fees and costs of recovery and any Taxation payable thereon.

(C)

If any amount is repaid to the Seller by the Purchaser or any member of the Purchaser’s Group pursuant to sub-paragraph 6(B) above, an amount equal to the amount so repaid shall be deemed never to have been paid by the Seller to the Purchaser for the purposes of calculating the Seller’s total aggregate liability under paragraphs 1(A) and 1(B) above.

7.	Acts of Purchaser
(A)

No Warranty Claim shall lie against the Seller (other than a Warranty Claim under the Tax Warranties) to the extent that such Warranty Claim is attributable to any voluntary act, omission, transaction, or arrangement carried out by the Purchaser or by a member of the Purchaser’s Group on or after Completion otherwise than in the ordinary course of business of the Group and which is not required by applicable law to comply with the provisions of a contract which was entered into prior to Completion.

(B)

The Seller shall not be liable for any breach of any Warranty (other than the Tax Warranties) which would not have arisen but for any change in any accounting basis on which any member of the Group values its assets or the adoption or use by the Group of any accounting basis, method, policy or practice of any member of the Group which is different from that adopted or used in the preparation of the Accounts, save to the extent that such change, adoption or use is required to comply with applicable law or regulation or the current generally accepted accounting standards.

8.	The Accounts

No matter shall be the subject of a Warranty Claim (other than a Warranty Claim under the Tax Warranties) or Indemnity Claim to the extent that allowance, provision or reserve in respect of such matter shall have been specifically made in the Accounts.

9.	Future legislation

No liability shall arise in respect of any breach of any of the Warranties or in respect of any Mis-selling Indemnity Claim to the extent that liability for such breach or thereunder occurs or is increased directly or indirectly as a result of:

(A)	any legislation not in force on or prior to the date of this Agreement; or
(B)

the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority or Tax Authority (whether or not having the force of law); or

(C)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities.
10.	Mitigation

Nothing in this Schedule 3 restricts or limits the Purchaser’s general obligation at law to take reasonable steps to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Warranty Claim, provided that if the Seller requests the Purchaser to take any action pursuant to paragraph 4(ii) of this Schedule 3, the Purchaser shall be deemed to have fulfilled its obligation to so take reasonable steps by taking such actions.

11.	Assignees

Any permitted assignee which is entitled under the terms of this agreement to claim against the Seller shall be subject to the provisions of this Schedule 3 as if it were the Purchaser.

12.	Claims under paragraph 4.5 of Schedule 2

In the event that:

(A)

the Purchaser makes a claim under paragraph 4.5 of Schedule 2 (Warranties) which the Seller has paid in full, then the Seller shall be able to call for the assignment of the relevant bad debt to which such claim relates and the Purchaser shall promptly procure that the Company (to the extent that it is able) assigns such debt to the Seller (or such member of the Seller’s Group as the Seller may nominate); and/or

(B)

the Company subsequently receives payment in respect of any bad debt in respect of which the Seller has already made a payment to the Purchaser following a claim pursuant to paragraph 4.5 of Schedule 2 (Warranties) then the Purchaser shall procure that the Company repays to the Seller an amount equal to the lower of (i) the sum previously paid by the Seller to the Purchaser in respect of such claim; or (ii) the sum received from the relevant debtor.

Schedule 4

(Conduct of business before Completion)

The acts and matters referred to in sub-clause 4.1 are as follows:

(A)

the acquisition of any interest in real property or disposal of any interest in any Relevant Property (save where such disposal occurs in the ordinary course following a financial adviser ceasing to work for the Group;

(B)	the making of any Capital Commitment which together with all other capital commitments entered into between the date of this Agreement and Completion, exceeds the sum of £100,000 in aggregate;
(C)	any disposal of any material interest in any part of the business and undertaking of any member of the Group;
(D)	any offer by any member of the Group to engage any new employee, adviser or consultant;
(E)

any dismissal of any employee, adviser, independent contractor or consultant earning (or receiving) fees by the relevant employing member of the Group, other than for cause, by reason of any contract for services reaching the end of its term, by reason of a genuine redundancy or where such persons cease or are unable to hold the necessary qualifications to perform the role for which they have been hired;

(F)

other than amendments in respect of the timing of payments to employees pursuant to the plans and / or programmes referred to in clause 10.5, any amendment, including any increase in emoluments (including, without limitation, pension contributions, bonuses, commissions and benefits in kind), to the terms of employment of any employee of any member of the Group;

(G)

other than in circumstances constituting a Permitted Leakage, any declaration, authorisation, making or payment of a dividend (in cash or in specie) or other distribution of a similar nature or taxed in the same way as a dividend or any reduction of capital);

(H)	any grant of any guarantee or indemnity for the obligations of any person;
(I)

any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities of any member of the Group or securities convertible into any of the foregoing and any variation or agreement to vary the rights of any class of share or loan capital or other securities;

(J)

other than in circumstances constituting a Permitted Leakage, the entering into of any agreement, arrangement or transaction with any member of the Retained Group or amend any such existing agreement, arrangement or transaction;

(K)

any creation or grant of any option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law or in the ordinary course of business including, without limitation, any third party retention of title clauses) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any member of the Group;

(L)	any alteration to the Memorandum or Articles of Association of any member of the Group or any adoption or passing of further regulations or resolutions inconsistent therewith;
(M)	any commencement or settlement of any legal or arbitration proceedings, other than routine dispute resolution, debt collection or in respect of on-going employment tribunal claims;
(N)	the making of any loan (other than advances to employees for business expenses in the ordinary course of business);
(O)	any borrowing (other than by bank overdraft or similar facility in the ordinary course of business and within the limits subsisting at the date of this Agreement);
(P)	any change to the accounting reference date of any member of the Group;
(Q)	any change in the Tax residence of any member of the Group;
(R)	the entering into of any leasing, hire purchase or other agreement for payment on deferred terms;
(S)	the entering into of any agreement pursuant to which a member of the Group is expected to pay or receive more than £50,000 in any calendar year; and
(T)	the entering into of any agreement (conditional or otherwise) to do any of the foregoing.

Schedule 5

Intentionally left blank

Schedule 6

(Pre sale losses)

1.	In this Schedule:-

“accounting period” means an accounting period for the purposes of corporation tax (whether that is a period of 12 months or some other length of time);

“HMRC” means Her Majesty's Revenue and Customs;

“Income, Profits or Gains” means income, profits or gains earned, accrued or received for the purposes of corporation tax, whether by or to the Company or any other person, andshall include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of corporation tax;

“Indemnities” includes, in addition, the indemnity in clause 16.11 of the Transitional Services Agreement;

“Payment Date“ means, where there are Relieved Losses in respect of a Year, the date which is twelve months following the end of that Year;

“Pre-Sale Losses” means:

(a)

the aggregate amount of all trading losses, for the purposes of corporation tax, of the Company as at Completion (being the sum of (i) the aggregate trading losses of the Company as at 31 December 2008 and (ii) the amount of any trading losses of the Company incurred or accrued in the period from 1 January 2009 up to Completion) that are not, and have not been, set off against Income, Profits or Gains earned, accrued or received on or before Completion or in respect of a period ended on or before Completion and that have not been made the subject of any surrender by way of group relief or been otherwise utilised in any accounting period of the Company ended on or before Completion; and

(b)

the aggregate amount of all capital allowances which are able to be lawfully claimed after Completion in respect of any capital expenditure incurred by the Company prior to Completion, on assets qualifying for capital allowances, and which have not been claimed by the Company prior to Completion, whether the same are claimed by the Company or by any other person at any time after Completion; such capital allowances for this purpose being calculated in a maximum aggregate amount equal to:

(1)	the amount by which the total unrelieved capital expenditure incurred on the provision of such assets before Completion exceeds the aggregate of:

(i)

all disposal receipts that have been or may be required to be brought into account for capital allowance purposes in respect of any such assets where the relevant disposal event occurred on or prior to Completion and

(ii)

the book value of the relevant assets as at 31 December 2008 included in the Accounts less the amount of the depreciation in book values of such assets (including any other assets qualifying for capital allowances and acquired by the Company on or after 1 January 2009 and before Completion, and not included in the Accounts), in the period from 1 January 2009 up to Completion, applying the relevant rates of depreciation for fixed asset categories as referred to in the notes to the Accounts, and making such further adjustments in the relevant computation thereof to take account appropriately of relevant asset disposals where the relevant disposal event occurred after 31 December 2008 and on or prior to Completion and the effect of such disposal is reflected in (1)(i) above; plus

(2)

(where this produces a positive figure) the amount by which the aggregate of the depreciated book values as at Completion (per (1) (ii) above), of all relevant assets held at, and not disposed of on or before, Completion, exceeds the aggregate of all disposal receipts subsequently brought into account by reference to disposal events occurring after Completion in respect of such assets PROVIDED that, in respect of any such relevant asset or assets which has or have not been the subject of a relevant disposal event on or before the expiry of 3 years from Completion, an estimate shall be made of the market value (as that expression applies for purposes of capital allowances) of each such asset, and such estimate (if appropriate, as determined by the procedure below) shall be taken to be the relevant disposal receipts for the purposes of this computation in (2). Such estimate shall be made by the Purchaser in the first instance and communicated to the Seller within 3 months following the expiry of 3 years from Completion. The Seller shall have the right of review, and in the absence of agreement with the Purchaser, the matter shall be put for determination by a firm of chartered accountants, all in accordance with the provisions of paragraph 3(b) and (c) of this Schedule, applying the same mutatis mutandis for this purpose (in particular, reading the same as if the Purchaser's estimate was a Tax Certificate and as if the disposal receipts, the subject of such estimate, were equivalent to an amount of Relieved Losses), but only insofar as such capital allowances (or the relief thereby generated) are not set off against Income, Profits or Gains earned, accrued or received on or before Completion or in respect of a period ended on or before Completion and have not been made the subject of any surrender by way of group relief or been otherwise utilised in any accounting period of the Company ended on or before Completion; and

(c)

the aggregate amount of any Reliefs of the Company or the Subsidiary, which arise in consequence of any liability or Loss of the Company or the Subsidiary which has resulted in a payment having been made or becoming due from the Seller under any of the Indemnities (but only to the extent such Reliefs have not been taken into account by way of a reduction in the amount computed to be due from the Seller under any such Indemnity), that are not, and have not been, set off against Income, Profits or Gains earned, accrued or received on or before Completion or in respect of a period ended on or before Completion or otherwise used pursuant to clause 5 of the Tax Covenant to limit the liability of the Seller to make a payment thereunder and that have not been made the subject of any surrender by way of group relief or been otherwise utilised in any accounting period of the Company or the Subsidiary ended on or before Completion; and

(i)	where such Reliefs form part of a trading or other loss for an accounting period, taking such part of the trading or other loss as represents the Reliefs;

(ii)	where such Reliefs under this head (c) in any event fall to be included under head (a) of this definition, excluding such Reliefs from this head (c).

“Relief” has the meaning given to that expression in the Tax Covenant.

“Relieved Losses” means, in respect of any Year, such amount of Pre-Sale Losses that are:

(a)

lawfully (but otherwise than pursuant to a surrender by way of group relief set off against or deducted from, or in the computation of, Income, Profits or Gains chargeable to corporation tax (or which would be chargeable to corporation tax but for such set off or deduction) in respect of that Year, so as to generate a corporation tax saving for that Year; and, for the purposes of calculating the Relieved Losses under this head (a), any Income, Profits or Gains chargeable (or which would be chargeable) to corporation tax in respect of any Year shall, so far as required or permitted by law (and subject to the proviso in paragraph 7(b) of this Schedule regarding claims relating to capital allowances and Reliefs falling within head (c) of the definition of Pre-Sale Losses), be reduced by the set-off or deduction of the Pre-Sale Losses before the set-off or deduction of (i) any amount available to be surrendered by way of group relief in respect of any accounting period ending after Completion and (ii) any other relief from corporation tax that is available in respect of the Year in question (including, for the avoidance of doubt, by way of any carry back from a later accounting period); or

(b)

lawfully surrendered by way of group relief against total profits, for the purposes of corporation tax and in particular the provisions of Chapter IV, Part X of ICTA 1988, of any member of the Purchaser's Group or of any other person (“Claimant Company”), and, for the purposes of calculating the Relieved Losses under this head (b), any Income, Profit or Gains chargeable to corporation tax in respect of any Year shall, so far as permitted by law, be reduced by the set-off or deduction of the Pre-Sale Losses only after the set-off or deduction of:

(i)	any other amounts available to be surrendered to the Claimant Company by way of group relief in respect of any accounting period ending after Completion; and

(ii)

any other relief from corporation tax (or any amount deductible in computing Income, Profits or Gains) that is available to the Claimant Company in respect of the Year in question (for the avoidance of doubt, including by way of carry-forward from an earlier accounting period, but excluding by way of any carry back from a later accounting period).

“successor” means both a transferee of the Company’s trade, or any part thereof, from the Company, and any subsequent transferee or transferees thereof, or of any part thereof in each case where the transfer falls within section 343(1) ICTA 1988;

“Tax Certificate” means the certificate by the auditors of the Company to be delivered to the Purchaser and to the Seller in respect of each Yearunder paragraph 3 of this Schedule, which certificate shall state:

(a)

the amount of the Relieved Losses (if any) for the relevant Year, and if applicable, the company or companies in which the Relieved Losses arise, and the amount of corporation tax from which such company or companies have been relieved by virtue of the application of the Relieved Losses in respect of the relevant Year;

(b)

that, on the basis of the relevant accounts and tax computations of the members of the Purchaser’s Group (or other relevant persons), either no amount (if the figure for the Relieved Losses is nil), or no further amount, of Relieved Losses falls to be generated in respect of the relevant Year pursuant to this Schedule;

“Year” means any accounting period of the Company or of any other person, in either case ending after Completion, in whose hands there are Pre-Sale Losses which are not Relieved Losses, or there are Relieved Losses; and

for the sole purpose of determining whether any Income, Profits or Gains have been earned, accrued or received on or before, or after, Completion, an accounting period of the Company shall be deemed to have ended on the date of Completion.

2.

The Purchaser shall be entitled to procure that any trade or other activity carried on by the Company is, after Completion, conducted, pursued or developed in such manner as the Company or the Purchaser wishes (in its absolute discretion). For the avoidance of doubt, this entitlement shall include (but not be limited to) procuring the sale or transfer of the whole or part of any such activity (whether to a third party or to another member of the Purchaser's Group) and procuring reorganisations of the activities of the Purchaser's Group which involve or affect any trade or other activity carried on by the Company. Notwithstanding as aforesaid, the Purchaser shall procure that:

(a)	any such steps or transactions by the Company or other members of the Purchaser's Group are undertaken only after having considered, in good faith and after taking appropriate professional advice:
(i)	the tax implications relevant to the subject matter of this Schedule (namely, the continuing ability to utilise any Pre-Sale Losses so as to generate Relieved Losses); and
(ii)

if such tax implications are, or are potentially, adverse to the subject matter of this Schedule, the extent to which the preservation of the ability to utilise any Pre-Sale Losses so as to generate Relieve Losses can otherwise reasonably be secured without adversely impacting on the conduct, pursuit or development of the trade or other activities carried on by the Company or by any other member of the Purchaser's Group, and, to the extent that the Purchaser so considers that such preservation as is referred to in (ii) above applies, the Purchaser shall, in good faith, procure that all reasonable steps appropriate thereto are taken, but, subject thereto, the Purchaser and other members of the Purchaser's Group shall otherwise be under no obligation to take, or refrain from taking, any action as a result of such tax implications; and

(b)

in any event, no such steps or transactions are undertaken which have as their sole or main purpose or objective the negation or termination of the continuing ability to utilise the Pre-Sale Losses so as to generate Relieved Losses.

3(a)

The Purchaser shall procure that the auditors for the time being of the Company, or of any successor, shall, not later than fourteen months from the end of each Year, deliver the Tax Certificate to the Seller and to the Purchaser.

(b)	Within 60 days after the date of receipt by the Seller of a Tax Certificate prepared by the auditors for the time being of the Company (or successor) pursuant to paragraph 3(a) of this

Schedule, the Seller may require the Purchaser to permit a firm of Chartered Accountants nominated by the Seller (the “Nominated Accountants”) to inspect the books and records of the Company and/or other member of the Purchaser's Group (or other relevant persons) relating to the corporation tax liability (if any) of the Company and/or other member of the Purchaser's Group (or other relevant persons) in respect of the Year to which that Tax Certificate relates, so that the Nominated Accountants may be enabled to determine whether they are in agreement with that Tax Certificate.

(c)

In the event that the Nominated Accountants shall consider that the amount of the Relieved Losses in respect of the Year in question shall be greater than the amount of the Relieved Losses specified in the relevant Tax Certificate, the Nominated Accountants shall deliver to the Seller and to the Purchaser a certificate prepared by them that states the amount of Relieved Losses as computed by the Nominated Accountants. In any such case, the amount of the Relieved Losses in respect of the Year in question shall then be conclusively determined for all the purposes of this Schedule by an auditor agreed between the Seller and the Purchaser, or, in default of agreement, selected by the President for the time being of the Institute of Chartered Accountants in England and Wales at the request of the Seller or the Purchaser (such auditor to act as expert and not as arbitrator), and the Purchaser shall permit that auditor to inspect the books and records of the Company and/or other member of the Purchaser's Group relating to its or their corporation tax liability (if any) in respect of the Year in question for the purposes of effecting that determination.

4.

On each Payment Date (but subject to paragraph 5 below), the Purchaser shall pay to the Seller, by way of additional consideration for the Shares, an amount equal to the Requisite Percentage of the amount which is calculated as

(a)	the corporation tax from which the Company or any other person has been relieved by virtue of the application of the Relieved Losses in respect of the relevant Year; less

(b)

an amount equal to the professional costs and expenses properly incurred by the Purchaser's Group in calculating such Relieved Losses and in filing appropriate claims with HMRC to give effect to the use of the Pre-Sale Losses or any of them (and including any costs and expenses incurred by it with respect to any communications, negotiations or disputes with HMRC as to the amount of the relevant Pre-Sale Losses or Relieved Losses or whether such Pre-Sale Losses can be utilised in such a manner as to constitute Relieved Losses) and in procuring the preparation of the Tax Certificates and, for the purpose of this paragraph 4 (and paragraph 8 below), the Requisite Percentage shall be 100 per cent in respect of the first £4,000,000 in aggregate of corporation tax from which the Company and/or any other person has been relieved by virtue of the application of Relieved Losses in respect of all Years (such aggregate amount of corporation tax being the “aggregate tax saving”) and 50 per cent in respect of any excess over £4,000,000 of such aggregate tax saving PROVIDED THAT (i) (for the avoidance of doubt) the costs and expenses falling with sub-paragraph (b) above are to be ignored in determining the Requisite Percentage and (ii) the Requisite Percentage is to be determined by reference to the cumulative aggregate tax saving obtained by one or more persons over any number of Years, except that the maximum amount of relieved corporation tax in respect of which the Requisite Percentage can be 100 per cent (as opposed to 50 per cent) for any individual Year is £2,000,000.

Where particular costs and expenses falling within sub-paragraph (b) above are comprised in the calculation of payments due from the Purchaser under this paragraph 4 at different Requisite Percentage rates, such costs and expenses shall be apportioned pro rata to the amount of relieved corporation tax to which each such Requisite Percentage rate is to be applied.

5.	No payment shall be required to be made under paragraph 4 above :
(i)

to the extent that the liability to corporation tax from which the Company or any other person has been relieved by virtue of the application of the Relieved Losses is a Tax liability in respect of which the Purchaser would have been able to make a claim under the Tax Covenant but for the application of such Relieved Losses; or

(ii)	if the relevant Year ends after the twelfth anniversary of the later of the Completion Date and 31 December 2009.
6.

If any payment required to be made by any party under this Schedule is not made by the due date for the making thereof, then that payment shall carry interest from that due date until the date when the payment is actually made at the rate per annum of 4 per cent above the base rate from time to time of The Royal Bank of Scotland plc (or of any person succeeding to its UK banking business or principal part thereof).

7.	The Purchaser:
(a)

warrants and undertakes to the Seller that it is, and will be at the date of Completion, a wholly owned subsidiary of Towry Law Holdings Limited (registered number 04773122), its holding company, and a member of the same group of companies of which Towry Law Holdings Limited is a member for the purposes of the group relief provisions in Chapter IV Part X of ICTA 1988;

(b)	shall (to the extent permitted by law and subject to the Purchaser’s obligations under clause 5 of the Tax Covenant) procure the making of all necessary claims after Completion:
(i)	for the claiming of capital allowances comprised in the Pre-Sale Losses, with respect to accounting periods commencing after (and not before) the earlier of 31 December 2009 and Completion;
(ii)	by way of the surrender of such capital allowances (or of the relief generated thereby), or of Reliefs falling within head (c) of the definition of Pre-Sale Losses, by way of group relief; and
(iii)	otherwise as may be necessary or appropriate in relation to the Purchaser’s obligations under this Schedule,

in order, where possible, to secure the use of the Pre-Sale Losses so as to generate Relieved Losses consistently with the order of priority of use of Pre-Sale Losses set out in the definition "Relieved Losses", and thus to secure an actual relieving from corporation tax, provided that in the case of Pre-Sale Losses under head (a) of such definition, (1) capital allowances shall not be required to be claimed by a person to the extent that losses or other amounts can be surrendered to that person, by way of group relief, by other members of that person’s group, so as to shelter Income, Profits or Gains which might otherwise have been sheltered by such a claim for capital allowances and (2) Reliefs falling with head (c) of the definition of Pre-Sale Losses shall be required to be utilised only after taking account of the effect of all other Reliefs that are or become available to the Company or the Subsidiary (excluding by way of any carry back from a later accounting period).

8.

In the event that at any time after the Purchaser has made a payment to the Seller under paragraph 4 of this Schedule, there is a disallowance or clawback of any of the Pre-Sale Losses, such that it is determined that any amount of Relieved Losses that had been treated by the Purchaser as falling within paragraph 4(a) of this Schedule did not qualify or was not entitled to be taken as such, and the associated corporation tax saving which gave rise to the payment under paragraph 4 of this Schedule is in consequence cancelled or otherwise denied, the Seller shall pay to the Purchaser (by way of adjustment to (and reduction in the amount of) the consideration for the Shares) within three Business Days of the date of demand following such determination an amount equal to:

(a)

the Requisite Percentage of the amount of the corporation tax saving so cancelled or otherwise denied as aforesaid (so that the Requisite Percentage shall be 100 per cent only where such corporation tax saving was one in respect of which the Purchaser had made payment to the Seller under paragraph 4 at the rate of 100 per cent and shall be 50 per cent in all other circumstances); and

(b)

interest calculated for the period from the relevant Payment Date (for the Year to which the said cancellation or denial relates) up to the due date for payment under this paragraph at the rate per annum equal to the base rate from time to time of The Royal Bank of Scotland plc (or of any person succeeding to its UK banking business or principal part thereof) subject to a minimum rate per annum of 2.5 per cent.

9.

The Purchaser shall keep the Seller fully informed at all times in relation to any correspondence, negotiations or dispute with HMRC as to the existence or availability of any Relieved Losses PROVIDED THAT:

(a)

the parties recognise that the Purchaser in its sole discretion shall have absolute control over any such correspondence, negotiations or dispute and that nothing in this Agreement or the Tax Covenant shall be taken as requiring the Purchaser to take, or refrain from taking, any particular action or decision in relation to such matters;

(b)

notwithstanding (a) above, the Purchaser shall not (and shall procure that the Company and any other person shall not) finally conclude or settle any negotiations or dispute with HMRC as aforesaid which would recognise the non-existence or non-availability of any of the Pre-Sale Losses, without providing advance notice to the Seller (with sufficient detail of the circumstances and issues the subject matter of the negotiations or dispute), and in such time, as to allow the Seller to provide its input with respect to such proposed conclusion or settlement, which input shall be considered in good faith by the Purchaser (and the Company or other relevant person) in connection with any final agreed conclusion or settlement with HMRC.

10.

Per the Company's tax return and associated tax computations for the year to 31 December 2007, the total unrelieved expenditure carried forward on which capital allowances were available to be claimed was recorded as an amount of £17,032,580. For the avoidance of doubt, no warranty or representation is given by the Seller as to the quantum of, or the entitlement to carry forward or to utilise, or otherwise howsoever in relation to, the Pre-Sale Losses or any of them.

Schedule 7

(Completion Statement)

1.1

The Purchaser shall procure the preparation of a completion statement specifying the amount of the Adjusted Net Assets of the Company (the “Draft Completion Statement”). The Draft Completion Statement shall be delivered to the Seller by the Purchaser as soon as reasonably practicable and in any event within 15 Business Days following Completion.

1.2

The Seller may dispute the Draft Completion Statement by notice in writing (in this paragraph, the “Notice”) delivered to the Purchaser within 10 Business Days of receiving the Draft Completion Statement. The Notice shall specify (a) which items of the Draft Completion Statement are disputed, (b) the reasons therefor, and (c) the effect that the Seller believes that the items in dispute have on the amount of the Adjusted Net Assets.

Only those items or amounts specified in the Notice shall be treated as being in dispute (the “Disputed Items”) and no amendment may be made by either party, or any Expert appointed pursuant to sub-paragraph 1.3(B)(ii) below, to any items or amounts which are not disputed items.

1.3	(A)	If the Seller does not serve the Notice under paragraph 1.2 above, the Draft Completion Statement shall constitute the Completion Statement.
	(B)	If the Seller does serve the Notice under paragraph 1.2 above, then the Purchaser and the Seller shall use their reasonable endeavours to resolve the Disputed Items and either:
(i)

if the Purchaser and the Seller reach agreement on the Disputed Items within 10 Business Days of the Notice being served (or such longer period as the Purchaser and the Seller may agree in writing), the Draft Completion Statement may be amended to reflect such agreement and shall then constitute the Completion Statement; or

(ii)

if the Purchaser and Seller do not reach agreement in accordance with paragraph (i) above, the Purchaser of the Seller may refer the dispute to such individual at an independent firm of chartered accountants of international repute as the Purchaser and the Seller may agree, or failing such agreement within 10 Business Days of expiry of the period described in paragraph (i) above, to such independent firm of chartered accountants of international repute in London as the President of Institute of Chartered Accountants in England and Wales may, on the application of either the Seller or the Purchaser, nominate (the “Expert”), on the basis that the Expert is to make a decision on the dispute and notify the Purchaser and the Seller of its decision within 10 Business Days of receiving the reference or such longer reasonable period as the Expert may determine.

(C)	Each party shall bear its own costs with respect to the finalisation of the Completion Statement. The costs of the Expert shall be borne by the parties as set out in paragraph 1.4(C) below.
1.4	In any reference to the Expert in accordance with paragraph 1.3 above:
(A)	the Expert shall act as an expert and not as an arbitrator;
(B)

the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchaser and the Seller and the Completion Statement shall be the Draft Completion Statement amended as necessary to reflect the decision of the Expert and, as amended, signed by the Expert; and

(C)	the costs of the Expert shall be paid by the Seller and the Purchaser equally or as otherwise determined by the Expert.
1.5

Each of the Seller and the Purchaser shall respectively provide or procure the provision to each other and to the Expert of all such information as the other or the Expert shall reasonably require including:

(i)	by their respective advisers;
(ii)	in the case of the Purchaser, the books and records and personnel of the Group; and
(iii)	in the case of the Seller, the books and records and personnel of the Retained Group.

EXECUTED by the parties as a deed:

Executed as a deed by TOWRY LAW FINANCE COMPANY LIMITED	) ) ) ) )	/s/ Andrew C. Fisher Director /s/ Christopher David Middleton ~~Secretary~~/Director

Executed as a deed by
EDWARD D. JONES & CO., L.P.
by its General Partner, EDJ Holding Company, Inc., by James D. Weddle (in his capacity as President) in the presence of:

Name of Witness:

Kevin D. Bastien

Address of Witness:

.................................

.................................

Occupation of Witness:

.................................

	) ) ) ) ) )	/s/ James D. Weddle James D. Weddle ....................................... Witness Signature /s/ Kevin D. Bastien